Exhibit 10.19

EXECUTION VERSION

INDENTURE

among

ALCOA NEDERLAND HOLDING B.V.,

ALCOA UPSTREAM CORPORATION,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

dated as of September 27, 2016

-i-

-ii-

-iii-

Exhibit A — Form of Note

Exhibit B — Form of Supplemental Indenture

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INDENTURE dated as of September 27, 2016, among ALCOA NEDERLAND HOLDING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands (the “Issuer”), ALCOA UPSTREAM CORPORATION (the “Company”), a Delaware corporation, each SUBSIDIARY GUARANTOR from time to time party hereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as the Trustee.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (a) the Issuer’s 6.75% Senior Unsecured Notes due 2024 (the “2024 Notes”) and 7.00% Senior Unsecured Notes due 2026 (the “2026 Notes” and, together with the 2024 Notes, the “Original Notes”), and (b) any Additional Notes (as defined herein) that may be issued (all such Notes in clauses (a) and (b) being referred to collectively as the “Notes”).

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) Indebtedness assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property, plant, equipment or other asset (excluding working capital or current assets) to be used by the Company, the Issuer or a Restricted Subsidiary in the Alcoa Corporation Business;

(2)	the Equity Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Company, the Issuer or a Restricted Subsidiary; or

(3)	Equity Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in the Alcoa Corporation Business.

“Additional Notes” means 2024 Notes or 2026 Notes, as applicable, issued under the terms of this Indenture after the Issue Date and in compliance with Section 2.15.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alcoa Corporation Business” means, collectively, Parent’s Bauxite, Alumina, Aluminum, Cast Products and Energy businesses, the Rolled Products business consisting of Parent’s rolling mill operations in Warrick, Indiana, Parent’s 25.1% interest in the Ma’aden Rolling Company in Saudi Arabia, and such other businesses of the Company described in the Offering Memorandum, or any business that is similar, reasonably related, incidental, ancillary or complementary thereto or a reasonable extension, development or expansion thereof.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1% of the principal amount of such Note and (2) the excess of (if any) (A) the present value at such redemption date of (i) the redemption price of such Note on September 30, 2019, in the case of the 2024 Notes, or September 30, 2021, in the case of the 2026 Notes (such redemption price being set forth in Section 5 of the 2024 Notes and Section 5 of the 2026 Notes) plus (ii) all required remaining scheduled interest payments due on such Note through September 30, 2019, in the case of the 2024 Notes, or September 30, 2021, in the case of the 2026 Notes (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50%, over (B) the principal amount of such note on such redemption date. The Trustee shall have no obligation to calculate or verify the calculation of the Applicable Premium.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Approved Asset Disposition” means the asset dispositions set forth on Schedule 1.01(a) to the Revolving Credit Agreement.

“Asset Disposition” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers or dispositions) by the Company, the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction, (each referred to for the purposes of this definition as a “disposition”) of:

(1)	any shares of Equity Interests of the Issuer or a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company, the Issuer or a Restricted Subsidiary); or

(2)	any assets of the Company, the Issuer or any Restricted Subsidiary.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	sales, transfers, leases and other dispositions of (A) inventory in the ordinary course of business, (B) used, obsolete or surplus equipment, (C) property or other assets no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Company (including allowing any intellectual property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated), in each case, in the good faith judgment of the Board of Directors or an executive officer of the Company or the Issuer, and (D) cash and Cash Equivalents;

(2)	sales, transfers, leases and other dispositions to the Company, the Issuer or a Restricted Subsidiary so long as such sale, transfer, lease or other disposition complies with Section 4.5;

(3)	sales, transfers or other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(4)	sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (8), (9), (10) or (12) of the definition of “Permitted Investment” or another asset received as consideration for the disposition of any asset permitted by Section 4.7 (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold);

(5)	leases or subleases entered into in the ordinary course of business;

(6)	licenses or sublicenses of intellectual property or other general intangibles in the ordinary course of business;

(7)	dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company, the Issuer or any Restricted Subsidiary;

(8)	dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(9)	dispositions of assets to the extent that such assets are disposed of as part of the sale of the Yadkin Facility as described in the Offering Memorandum;

(10)	dispositions of assets effected in connection with the separation and distribution contemplated by the Form 10 and the Offering Memorandum;

(11)	transactions permitted under Article 5;

(12)	an issuance of Equity Interests by the Issuer or a Restricted Subsidiary to the Company, the Issuer or to a Restricted Subsidiary;

(13)	any Permitted Investment or Restricted Payment in compliance with Section 4.5;

(14)	the creation of a Lien permitted under this Indenture and dispositions in connection with such Lien;

(15)	the issuance by the Issuer or a Restricted Subsidiary of Preferred Stock that is permitted by Section 4.4;

(16)	foreclosure on, or condemnation of, assets;

(17)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(18)	the unwinding of any Obligations under a Hedging Agreement;

(19)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(20)	sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(21)	(i) a sale or transfer of accounts receivable, or participations therein, and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions and (ii) any dispositions in connection with a receivables facility (it being understood that for the avoidance of doubt, notwithstanding anything in this Indenture, the Company, the Issuer and any Restricted Subsidiary may participate in any customer supply chain financing programs in the ordinary course of business and any sale or transfer of assets in connection therewith shall not constitute an Asset Disposition);

(22)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(23)	any Approved Asset Disposition;

(24)	any issuance of additional Equity Interests in any Restricted Subsidiary to the holders of its Equity Interests, in connection with any capital call or equity funding arrangements in the ordinary course of business;

(25)	(i) sales, transfers or other dispositions of accounts receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction, and (ii) dispositions of receivables pursuant to factoring transactions; and

(26)	sales, transfers, leases and other dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $100 million.

“AWAC” means the joint venture known as Alcoa World Alumina and Chemicals among Parent and its Affiliates (or, following the separation and distribution, the Company and its Affiliates), on the one hand, and Alumina Limited and its Affiliates, on the other hand, that is operated pursuant to the AWAC Agreements.

“AWAC Agreements” means, collectively, all agreements, understandings, side letters or other arrangements governing AWAC and the respective rights and obligations of the joint venture partners thereof, including (a) each charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of each AWAC Entity, (b) the Formation Agreement, dated December 21, 1994, (c) the Charter of the Strategic Council, dated December 21, 1994, (d) the Letter of Understanding, dated May 16, 1995, and (e) the Amended Enterprise Funding Agreement, dated June 10, 2010, in each case, as such documents may be amended, modified, or otherwise supplemented from time to time.

“AWAC Entities” means, collectively, each of the existing or subsequently acquired or organized entities through which the AWAC joint venture is operated.

“BNDES Loans” means the loan agreements between a subsidiary of the Company and Brazil’s National Bank for Economic and Social Development.

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or a committee of the Board of Directors;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday or Sunday or other day of the year on which banks are not required or authorized to close in New York City.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined under GAAP as of the Issue Date be considered a capital lease (whether or not such lease was in effect on such date), regardless of any change in GAAP following the Issue Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease. For purposes of Section 4.9, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company, the Issuer or any Subsidiary Guarantor and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2)	investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition a credit rating of “A” or better from either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies above cease publishing ratings of investments;

(3)	investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within one year from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof, and such bank has a long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by S&P, or “A3” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies above cease publishing ratings of investments, and has a combined capital and surplus and undivided profits of not less than $500 million;

(4)	fully collateralized repurchase agreements described in clause (3) above and entered into with a financial institution satisfying the criteria described in clause (3) above;

(5)	“money market funds” that invest 90% or more of their assets in instruments of the type specified in clauses (1) through (4) above or that are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies above cease publishing ratings of such investments; and

(6)	in the case of the Issuer (so long as the Issuer is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia), any Foreign Subsidiary or investments made in a country outside the United States of America, investments that are (i) analogous to the foregoing and customarily used by companies in such jurisdictions for cash management purposes or (ii) are of comparable credit quality.

“Capital Stock” of any Person means any and all shares, interests (including partnership, membership, beneficial, limited liability or other ownership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means:

(1)

the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the consummation of any transaction (including, without limitation, any merger or consolidation) that results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, measured by voting power rather than by number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control under this clause (1) if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company, and (b)(i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no “person” or “group” (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company;

(2)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company, the Issuer and the Restricted Subsidiaries, taken as a whole, to any Person other than the Company, the Issuer or any Restricted Subsidiary;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)	any Person other than the Company or one of its subsidiaries shall have acquired ownership, directly or indirectly, beneficially or of record, of any Equity Interests in the Issuer.

For the avoidance of doubt, the consummation of the Transactions will not constitute a Change of Control and a person or group will not be deemed to have beneficial ownership of securities to be acquired under a subscription agreement, stock purchase agreement, merger agreement, option agreement, convertible debt agreement or similar agreement until the acquisition of such securities under the relevant agreement.

“Change of Control Repurchase Event” means, with respect to any series of the Notes, (1) the rating on the Notes of such series is lowered by one of the Rating Agencies and (2) the Notes of such series are rated below Investment Grade by one of the Rating Agencies, in each case on any date during the Trigger Period. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Agreement” means any commodity prepayment contract, contract with payment or performance delays or any other equivalent agreement, in each case, relating to a commodity transaction that is not a Hedging Agreement, resulting in a performance risk or credit exposure, as applicable.

“Company” means the party named as such in the Preamble hereto until a successor replaces it and, thereafter, means the successor.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are internally available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company, the Issuer or any Restricted Subsidiary:

(A)	has Incurred any Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings) since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation), and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such repayment, redemption, retirement, defeasance or other discharge had occurred on the first day of such period provided, however, that the pro forma calculation of Consolidated Interest Expense will not give effect to any Permitted Indebtedness Incurred or discharged with the proceeds thereof on the date of determination; or

(B)	has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a repayment, redemption, retirement, defeasance or other discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such repayment, redemption, retirement, defeasance or other discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such repayment, redemption, retirement, defeasance or other discharge had occurred on the first day of such period and as if the Company, the Issuer or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(2)	if since the beginning of such period, the Company, the Issuer or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(A)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(B)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company, the Issuer or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company, the Issuer and the continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Equity Interests of any Restricted Subsidiary is sold or in the case of discontinued operations, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary or discontinued operations to the extent the Company, the Issuer and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company, the Issuer or any Restricted Subsidiary (by merger, consolidation, amalgamation, arrangement or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company, the Issuer or any Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company, the Issuer or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or repaid, redeemed, retired, defeased or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company, the Issuer or any Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by an executive officer of the Company (including expected cost savings, operating expense reductions and synergies without duplication of actual cost savings, operating expense reductions and synergies, if calculated in good faith by an executive officer of the Company; provided that such expected cost savings, operating expense reductions and synergies are reasonably expected to be realized within 18 months of the relevant transaction; and provided further that such expected cost savings, operating expense reductions and synergies need not be calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 18 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” means, with respect to the Company, the Issuer and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Company, the Issuer and the Restricted Subsidiaries for such period:

(1)	increased, in each case to the extent deducted and not added back in calculating such Consolidated Net Income (and without duplication), by:

(A)	provision for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of the Company, the Issuer or the Restricted Subsidiaries or any direct or indirect parent of the Company, the Issuer or the Restricted Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of the Company, the Issuer and the Restricted Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by the Company, the Issuer or the Restricted Subsidiaries; plus

(B)	Consolidated Interest Expense; plus

(C)	all depreciation and amortization charges and expenses, including amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments; plus

(D)	the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of the Company that is not a wholly owned Restricted Subsidiary of such Person; plus

(E)	earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period; plus

(F)	all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management and all losses, charges and expenses related to payments made to holders of options or other derivative equity interests in the common equity of such Person or any direct or indirect parent of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(G)	all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period, (i) such Person may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(H)	all costs and expenses in connection with pre-opening and opening and closure and/or consolidation of facilities that were not already excluded in calculating such Consolidated Net Income; plus

(I)	Pro Forma Cost Savings; plus

(J)	all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” and “Pro Forma Adjusted EBITDA” (or similar pro forma non-GAAP measures) as set forth in the “Summary” section in the Offering Memorandum relating to the offering of the Notes that contains a reconciliation of net income to such measure to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated; plus

(K)	the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Financing; plus

(L)	with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (A), (B) and (C) above relating to such joint venture corresponding to the Company, the Issuer and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income was reduced thereby;

(2)

decreased (without duplication and to the extent increasing such Consolidated Net Income for such period) by (i) non-cash gains or income, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of

Consolidated EBITDA for any prior period ending after the Issue Date and (ii) the amount of any minority interest income consisting of a subsidiary loss attributable to minority equity interest of third parties in any non-wholly owned subsidiary (to the extent not deducted from Consolidated Net Income for such period);

(3)	increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Hedging Agreements (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies; and

(4)	increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Hedging Agreements (excluding Hedging Agreements entered into in the ordinary course of business or consistent with past practice);

provided that the Company may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (4) above if any such item individually is less than $1.0 million in any fiscal quarter.

“Consolidated Interest Expense” means, with respect to the Company for any period, the sum, without duplication, of:

(1)	the aggregate interest expense of the Company, the Issuer and the Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including pay in kind interest payments, amortization of original issue discount, the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Agreements (other than in connection with the early termination thereof); provided that this clause (1) shall exclude: (i) any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Hedging Agreements or other derivative instruments, (ii) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses, (iii) expensing of any bridge, commitment or other financing fees, (iv) costs of surety bonds, (v) charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and (vi) all discounts, commissions, fees and other charges associated with any Receivables Financing); plus

(2)	consolidated capitalized interest of the Company, the Issuer and the Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Equity Interests of the Company or on Preferred Stock of the Issuer and the Restricted Subsidiaries payable to a party other than the Company, the Issuer or a Restricted Subsidiary; minus

(4)	interest income of the Company, the Issuer and the Restricted Subsidiaries for such period;

provided that in the case of any Person that became a Restricted Subsidiary after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary will be disregarded. For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of the Company, the Issuer and the Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that (without duplication):

(1)	all net after-tax extraordinary, nonrecurring, infrequent, exceptional or unusual gains, losses, income, expenses and charges, in each case as determined in good faith by such Person, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post- retirement employee benefit plans, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Issue Date), will be excluded;

(2)	(i) transaction fees, costs and expenses incurred in connection with the consummation of any equity issuances, investments, acquisition transactions, dispositions, recapitalizations, mergers, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred under this Indenture (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions and (ii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(3)	all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person) will be excluded;

(4)	all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Hedging Agreements or other derivative instruments (including deferred financing costs written off and premiums paid) will be excluded;

(5)	all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Hedging Agreements or other derivative instruments will be excluded;

(6)	any non-cash or unrealized currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedging Agreements for currency exchange risk), will be excluded;

(7)	(i) the net income for such period of any Person that is not a Restricted Subsidiary of the Company or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership to the Company, the Issuer or a Restricted Subsidiary thereof in respect of such period and (ii) the net income for such period will include any ordinary course dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;

(8)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies will be excluded;

(9)	the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the Company, the Issuer and the Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any acquisition consummated on or after the Issue Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(10)	all non-cash impairment charges and asset write-ups, write-downs and write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising from the application of GAAP, will be excluded;

(11)	all non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(12)	any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(13)	all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(14)	all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Financing will be excluded;

(15)	(i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(16)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(17)	cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Issue Date, will be included;

(18)	solely for the purpose of determining the amount available for Restricted Payments under Section 4.5(a)(3) and without duplication of provisions under Section 4.5(a)(3) with respect to cash dividends or returns on Investments, the net income (or loss) for such period of any Restricted Subsidiary (other than a Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company, the Issuer or any of the Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary (other than a Subsidiary Guarantor), to the limitation contained in this clause (18)); and

(19)	any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the earlier of the maturity date of the Notes and the date on which all the Notes cease to be outstanding, shall be excluded;

provided that the Company may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (1) through (19) above if any such item individually is less than $1.0 million in any fiscal quarter.

For the purpose of Section 4.5 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances which constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.5(a)(3)(D).

“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness that is secured by Liens as of such date, less the aggregate amount of cash and Cash Equivalents as of such date to (2) Consolidated EBITDA for the most recently ended four full fiscal quarters for which financial statements are available; provided that for purposes of determining the Consolidated Net Secured Leverage Ratio, the aggregate amount of cash and Cash Equivalents as of such date of determination shall exclude any proceeds of Indebtedness Incurred on such date or the Incurrence of which is being tested on such date.

“Consolidated Net Total Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness as of such date, less the aggregate amount of cash and Cash Equivalents as of such date to (2) Consolidated EBITDA for the most recently ended four full fiscal quarters for which financial statements are available; provided that for purposes of determining the Consolidated Net Total Leverage Ratio, the aggregate amount of cash and Cash Equivalents as of such date of determination shall exclude any proceeds of Indebtedness Incurred on such date or the Incurrence of which is being tested on such date.

“Consolidated Total Assets” means, as of any date, the total consolidated assets of the Company, the Issuer and the Restricted Subsidiaries as of the last day of the fiscal quarter of the Company most recently ended for which internal financial statements are available, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Company, the Issuer and the Restricted Subsidiaries outstanding as of such date of the type set forth clauses (1), (2), (3) and (6) of the definition of “Indebtedness” and other funded Indebtedness that would appear on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Contribution Indebtedness” means Indebtedness of the Company, the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company, the Issuer or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by the Company, the Issuer or any other Restricted Subsidiary to its capital) after the Distribution Date and designated as a Cash Contribution Amount; provided that such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Corporate Trust Office” means with respect to the Trustee, the office of the Trustee at which the corporate trust business of the Trustee is principally administered, which at the date of this Indenture is located at 500 Ross Street, Pittsburgh, PA 15262 (Attention: Corporate Trust).

“Credit Facilities” means one or more debt facilities (including the Revolving Credit Agreement and the BNDES Loans) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds, indentures or similar instruments, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustees and whether provided under any credit or other agreement or indenture).

“Custodian” means The Bank of New York Mellon Trust Company, N.A., as custodian with respect to the Global Notes, or any successor entity.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued or exchanged in accordance with Section 2.7 (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” or “DTC” means The Depository Trust Company, its nominees and their respective successors.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company, the Issuer or a Restricted Subsidiary in connection with an Asset Disposition that is designated as “Designated Non-Cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash or Cash Equivalents within 180 days following the consummation of such Asset Disposition).

“Disqualified Equity Interest” means any Equity Interest that:

(1)

matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Stated Maturity of the Notes (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Issue Date, as of the Issue Date), other than (i) upon the full satisfaction and discharge of the Notes or (ii) upon the occurrence of a Change of Control or an Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) if the terms of such Equity Interest (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company, the Issuer or any Restricted Subsidiary, as applicable, is not required to repurchase or redeem any such Equity Interest (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance with Section 4.11 and Section 4.7 and such repurchase or redemption complies with Section 4.5; or

(2)	is convertible or exchangeable, automatically or at the option of any holder thereof, into (A) any Indebtedness or (B) any Equity Interests or other assets other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Stated Maturity of the Notes (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof);

provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Distribution Date” means the date that the shares of the Company’s common stock are distributed to the Parent’s stockholders pursuant to the separation and distribution.

“Distribution Date Distribution” means the payment, on or after the Issue Date (but no later than the Distribution Date), of a cash distribution or other cash transfer in an aggregate amount not to exceed $1.25 billion, to Parent with all or a portion of the net proceeds of the Notes.

“Equity Interests” of any Person mean shares of Capital Stock, partnership interests, membership interests including any Preferred Stock in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, such Person (excluding for the avoidance of doubt, phantom stock), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreements” means the Escrow Agreements, dated September 27, 2016, among the Issuer, the Trustee and the Escrow Agent.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or any successor securities clearing agency.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the Net Available Cash and Cash Equivalents, or the Fair Market Value of other assets, received by the Company after the Distribution Date from:

(1)	contributions to its common equity capital;

(2)	the sale of Equity Interests (other than Excluded Equity) of the Company;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate. Excluded Contributions will be excluded from the calculation set forth in Section 4.5(a)(3). For the avoidance of doubt, in no event shall any cash contributions constituting Excluded Contributions increase the amount of Indebtedness permitted to be Incurred pursuant to clause (22) of the definition of “Permitted Indebtedness”.

“Excluded Equity” means (i) Disqualified Equity Interests, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Company or any of its subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Company or any subsidiary) and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount or an Excluded Contribution, or (y) to increase the amount available under Section 4.5(a)(3).

“Excluded Subsidiary” means (i) each subsidiary of the Company that, by the terms of the Revolving Credit Agreement as in effect on the Issue Date, is not required to provide a guarantee under the Revolving Credit Agreement, assuming that amounts are drawn thereunder and (ii) any other Subsidiary of the Company that is a Foreign Subsidiary if (A) providing a guarantee of the Notes would conflict with the fiduciary duties of the directors (or other officers) of such Foreign Subsidiary or contravene any legal requirement or prohibition or regulatory condition or would reasonably be likely to result in (or in a material risk of) civil or criminal liability on the part of any director (or other officer) of such Foreign Subsidiary or any Affiliate of such Foreign Subsidiary or (B) in the reasonable judgment of the Company, the cost or other consequences (including any adverse tax consequences) of providing the Guarantee shall be excessive in view of the benefits to be obtained by the Holders therefrom.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by an executive officer of the Company in good faith.

“Foreign Subsidiary” means any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Form 10” means the registration statement on Form 10, originally filed by the Company with the SEC on June 29, 2016, as amended as of September 13, 2016.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, the Company shall be permitted to treat any agreement or arrangement, which would be accounted for on the Issue Date as an operating lease under GAAP, whether existing on the Issue Date or entered into thereafter, under the standards applicable to operating leases under GAAP as in effect on the Issue Date.

“Global Notes Legend” means the legends set forth under that caption in Exhibit A to this Indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any monetary obligation that is payable by another person, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or disposition of assets (other than such obligations with respect to Indebtedness). The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means a supplemental indenture to this Indenture, entered into on or following the Distribution Date, pursuant to which a Subsidiary Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in this Indenture, substantially in the form of Exhibit B hereto, as such form may be modified (i) to account for changes as may be required under applicable law to reflect limitations under applicable law with respect to maintenance of share capital, corporate benefit and other legal restrictions applicable to the Subsidiary Guarantors and their shareholders, directors and general partners, if the Board of Directors or an executive officer, in consultation with legal counsel, makes a reasonable determination that such limitations are required due to legal requirements within the applicable jurisdiction, or (ii) in the case of a Guarantee provided pursuant to Section 3.8(c)(3) or Section 10.7(i), otherwise to be consistent with the guarantee of such Subsidiary Guarantor given pursuant to the Revolving Credit Agreement.

“Guarantors” means, collectively, the Company and the Subsidiary Guarantors.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company, the Issuer or any Restricted Subsidiary shall be a Hedging Agreement.

“Holder,” “holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, amalgamation or arrangement, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal and premium (to the extent any premium has become due and payable) in respect of all obligations of such Person for borrowed money;

(2)	the principal and premium (to the extent any premium has become due and payable) in respect of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)	the principal component of all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person and for the deferred purchase price of property or services (other than (A) trade accounts payable and other accrued obligations, in each case Incurred in the ordinary course of business, (B) deferred compensation payable to directors, officers or employees of the Company, the Issuer or any other subsidiary of the Company and (C) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, a liability on the balance sheet of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable);

(4)	the principal component of all Indebtedness of other Persons secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person;

(5)	the principal component of all Indebtedness of other Persons to the extent Guaranteed by such Person;

(6)	all Capital Lease Obligations of such Person;

(7)	the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the twentieth Business Day following payment on the letter of credit); and

(8)	the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The amount of Indebtedness of any Person for purposes of clause (4) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing, in connection with the purchase by the Company, the Issuer or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days of the due date therefor.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged and is not an Affiliate of the Company.

“Initial Subsidiary Guarantor” means each of the Company’s Restricted Subsidiaries that are guarantors under the Revolving Credit Agreement on the Distribution Date.

“Interest Payment Date” means each March 31 and September 30, beginning on March 31, 2017 and until September 30, 2024, in the case of the 2024 Notes, and September 30, 2026, in the case of the 2026 Notes.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition (including by way of merger or consolidation) of Equity Interests, Indebtedness or other similar instruments issued by, such Person; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Agreements entered into in the ordinary course of business and in compliance with this Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business;

(3)	an acquisition of assets, Equity Interests or other securities by the Company, the Issuer or another subsidiary of the Company for consideration to the extent such consideration consists of Qualified Equity Interests; and

(4)	accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, manufacturers and consultants, in each case occurring in the ordinary course of business.

For purposes of Section 4.5,

(1)

“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (A) the Company’s aggregate “Investment” in such subsidiary as of the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such subsidiary) of the Fair Market Value of the net assets of such subsidiary at the time that such subsidiary is so redesignated as a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent), in the case of Moody’s or BBB- (or the equivalent), in the case of S&P, or an equivalent rating, in the case of any other applicable Rating Agency.

“Issue Date” means September 27, 2016.

“Issuer Order” means a written request in the name of the Issuer delivered to the Trustee and signed by an Officer of the Issuer.

“Lien” means, with respect to any asset, (1) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in or on such asset, and (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Ma’aden Entities” means Ma’aden Aluminium Company, Ma’aden Rolling Company, Saudi Auto Rolling JV, and Ma’aden Bauxite & Alumina Company.

“Ma’aden Guarantees” means (i) the guarantees by the Company or the Issuer of the Ma’aden Indebtedness or (ii) any back-to-back guarantees by the Company or the Issuer to the Parent, in respect to any guarantees of Ma’aden Indebtedness by the Parent.

“Ma’aden Indebtedness” means any Indebtedness Incurred in connection to the Ma’aden Operations.

“Ma’aden Operations” means the operations, business and assets (including any refineries, smelters or rolling assets) owned or operated by the Ma’aden Entities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net cash proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or other disposition or issuance or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures or similar arrangements as a result of such Asset Disposition or made in connection with such Asset Disposition as determined by the Board of Directors of such subsidiary, joint venture or similar arrangement; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company, the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-U.S. Subsidiary Guarantor” means a Subsidiary Guarantor that is incorporated in a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Note Guarantee” means a Guarantee by the Company or a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated September 22, 2016 related to the offer and sale of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any other Person has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company or the Issuer, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Parent” means Alcoa Inc.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Issuer, or the Note Guarantees, in the case of the Company and any Subsidiary Guarantor (in each case, without giving effect to collateral arrangements).

“Permitted Investment” means an Investment by the Company, the Issuer or any Restricted Subsidiary in:

(1)	cash and Cash Equivalents;

(2)	a Person that is engaged in the Alcoa Corporation Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company, the Issuer or any Restricted Subsidiary;

(3)	Investments in existence on (A) the Issue Date and (B) the Distribution Date as described in the Offering Memorandum, and, in the case of each of the foregoing clauses (A) and (B), any modification, replacement, renewal, reinvestment or extension thereof; provided that (x) the amount of the original investment is not increased except by the terms of such investment or as otherwise permitted under this Indenture and (y) the terms of any such investment are not otherwise modified from the terms that are in effect as of the Issue Date or as described in the Offering Memorandum in a manner that is materially adverse to the Holders unless otherwise permitted under this Indenture;

(4)	the Company, the Issuer or a Restricted Subsidiary;

(5)	Guarantees issued in accordance with Section 4.4;

(6)	loans or advances to officers, directors, consultants or employees of the Company, the Issuer or any Restricted Subsidiary not exceeding $20 million in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(7)	payroll, travel, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Company, the Issuer or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(8)	Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, and Investments as a result of a foreclosure by the Company, the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9)	Investments in the form of Hedging Agreements Incurred in compliance with Section 4.4;

(10)	Investments of any Person (other than an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary, consolidates or merges with the Company, the Issuer or any Restricted Subsidiary, transfers or conveys substantially all of its assets to, or is liquidated into, the Company, the Issuer or any Restricted Subsidiary, so long as, in each case, such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger, transfer, conveyance or liquidation;

(11)	Investments resulting from pledges or deposits described in clause (2)(C) or (2)(D) of the definition of the term “Permitted Lien”;

(12)	investments made as a result of the receipt of noncash consideration from an Asset Disposition in compliance with Section 4.7 or from any other disposition of assets not constituting an Asset Disposition;

(13)	investments that result solely from the receipt by the Company, the Issuer or any Restricted Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(14)	receivables or other trade payables (including any advances or extensions of credit to customers, suppliers or vendors) owing to the Company, the Issuer or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company, the Issuer or such Restricted Subsidiary deems reasonable under the circumstances;

(15)	Guarantees to insurers required in connection with workers’ compensation and other insurance coverage arranged in the ordinary course of business;

(16)	Investments effected in connection with the separation and distribution as contemplated by the Separation Documents (as described in the Form 10 and the Offering Memorandum);

(17)	other Investments by the Company, the Issuer or any Restricted Subsidiary in an aggregate amount (as valued at Fair Market Value at the time each such Investment is made and including all related commitments for future Investment (and the principal amount of any Indebtedness that is assumed or otherwise Incurred in connection with such Investment)), not exceeding, at the time such Investments are made and immediately after giving effect thereto, the greater of (i) $750 million and (ii) 4.5% of Consolidated Total Assets, for all such Investments made or committed to be made from and after the Issue Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that no part of such amount for returns of capital and sale proceeds will increase the Restricted Payments able to be made pursuant to Section 4.5(a), including as part of the definition of “Consolidated Net Income”;

(18)	(i) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness and (ii) customary investments in connection with receivables facilities;

(19)	any Investment in connection with payments under the Ma’aden Guarantees and any Refinancing Ma’aden Guarantees; and

(20)	any other Investment or the prepayment, purchase, repurchase, redemption, defeasement or other acquisition or retirement for value of any Subordinated Obligations of the Company, the Issuer or any Restricted Subsidiary, if, immediately after giving effect to such transaction as if it had occurred on the last day of the fiscal quarter of the Company most recently ended for which internal financial statements are available, the Consolidated Net Total Leverage Ratio would not be greater than 1.75 to 1.00.

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations permitted to be Incurred (including Liens on cash or deposits granted in favor of any issuer to cash collateralize any defaulting lender’s participation in letters of credit or other obligations in respect of letters of credit (including such Liens as contemplated by the Revolving Credit Agreement)) under Section 4.4(b)(1), and Liens on assets of the Company, the Issuer and any Restricted Subsidiary securing Guarantees of such Indebtedness and such other obligations of the Company, the Issuer and the Restricted Subsidiaries (including, each case, Liens securing Hedging Agreements, Commercial Agreements and banking services or cash management and credit card obligations and Guarantees thereof to the extent the terms of such Indebtedness and other obligations permitted to be Incurred under Section 4.4(b)(1) permit such Hedging Agreements, Commercial Agreements and banking services or cash management and credit card obligations and Guarantees thereof to be so secured);

(2)	any of the following Liens:

(A)	Liens imposed by law for Taxes or other similar governmental charges that are not yet overdue for more than 30 days or are being contested in good faith by appropriate proceedings;

(B)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(C)	pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company, the Issuer or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(D)	pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Company, the Issuer or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(E)	judgment liens in respect of judgments that do not constitute an Event of Default;

(F)	easements, zoning and similar restrictions, encroachments, restrictions on use of real property, rights-of-way, title defects or other irregularities and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any obligations for borrowed money and do not materially detract from the value of the affected property or interfere with the ordinary conduct of the Alcoa Corporation Business;

(G)	bankers’ liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Company, the Issuer or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(H)	(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company, the Issuer and the Restricted Subsidiaries in the ordinary course of business and (ii) Liens regarding goods consigned or entrusted to or bailed to a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(I)	Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(J)	Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Indenture;

(K)	Liens representing non-exclusive licenses of intellectual property granted in the ordinary course of business;

(L)	ground leases in respect of real property on which facilities owned or leased by the Company, the Issuer or any Restricted Subsidiary are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company, the Issuer or any Restricted Subsidiary, so long as such ground lease or other Lien, as applicable, does not interfere with the ordinary conduct of business of the Company, the Issuer or any Restricted Subsidiary;

(M)	leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the Alcoa Corporation Business, or (B) secure any Indebtedness;

(N)	Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(O)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(P)	right of set-off relating to purchase orders and other similar arrangements entered into with customers or any subsidiary in the ordinary course of business;

(Q)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(R)	Liens arising under the Dutch General Banking Terms and Conditions (Algemene bankvoorwaarden);

(S)	Liens that are contractual rights of set-off;

(T)	(i) Liens on equipment or vehicles of the Company, the Issuer or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice and (ii) any provision for the retention of title to an asset by the vendor or transferor of such asset (including any lessor) which asset is acquired by the Company, the Issuer or a Restricted Subsidiary in a transaction entered into the ordinary course of business; and

(U)

Liens arising from fully collateralized repurchase agreements with a term of not more than 30 days for direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the

United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof and entered into with a financial institution;

provided that such Liens shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (C) and (D) above securing letters of credit, bank guarantees or similar instruments;

(3)	any Lien on any asset of the Company, the Issuer or any Restricted Subsidiary existing on the Issue Date (other than Liens permitted under clause (1));

(4)	Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Company, the Issuer or any Restricted Subsidiary; provided that (A) such Liens secure Indebtedness Incurred to finance such acquisition, construction or improvement and permitted by Section 4.4(b)(7)(A) or any Refinancing Indebtedness in respect thereof permitted by Section 4.4(b)(7)(B) and (B) such Liens shall not apply to any other property or assets of the Company, the Issuer or any Restricted Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business, any replacements, additions, accessions thereto and any income or profits thereof);

(5)	any Lien existing on any asset of any Person prior to the acquisition of such asset by the Company, the Issuer or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Company, the Issuer or any Restricted Subsidiary in a transaction permitted under this Indenture) after the Issue Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien shall not apply to any other asset of the Company, the Issuer or any Restricted Subsidiary (other than (i) assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business, (ii) any improvements on such assets and (iii) in the case of any such merger or consolidation, the assets of any special purpose merger subsidiary that is a party thereto) and (B) such Lien was not created or Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(6)	in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under this Indenture, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(7)	in the case of (A) any Restricted Subsidiary that is not a wholly owned subsidiary of the Company or (B) the Equity Interests in any Person other than the Issuer that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(8)	Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company, the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted under this Indenture;

(9)	Liens granted by a Restricted Subsidiary that is not a guarantor in respect of Indebtedness permitted to be Incurred by such Restricted Subsidiary under Section 4.4;

(10)	Liens in favor of the Company or any subsidiary;

(11)	to the extent constituting Liens, any restrictions contemplated by the Separation Documents (as described in the Offering Memorandum);

(12)	Liens on the Capital Stock or Indebtedness of an Unrestricted Subsidiary;

(13)	Liens securing the Notes and the Note Guarantees;

(14)	Liens securing Indebtedness (other than Subordinated Obligations) not otherwise permitted by this Indenture to the extent that, immediately after giving effect to the Incurrence thereof, the aggregate outstanding principal amount of the obligations secured thereby does not exceed the greater of (i) $300 million and (ii) 1.75% of Consolidated Total Assets;

(15)	Liens arising as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes;

(16)	Liens on receivables of, or loans to, the Company, the Issuer and the Restricted Subsidiaries, securing Indebtedness arising under any receivables facilities;

(17)	Liens to secure letters of credit issued by any person for the account of the Company or the Issuer, provided that the aggregate amount of Indebtedness secured thereby does not exceed the greater of (i) $250 million and (ii) 1.5% of Consolidated Total Assets;

(18)	Liens encumbering customary initial deposits and margin deposits and similar Liens attached to commodity trading accounts or other brokerage accounts incurred in connection with Hedging Agreements; and

(19)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing.

In the event that a Lien meets the criteria of more than one of the clauses above (other than clause (3)), the Company, in its sole discretion, will be permitted to classify such Lien (or portion thereof) at the time of its Incurrence in any manner that complies with Section 4.9. In addition, any Lien (or portion thereof) originally classified as Incurred pursuant any of the clauses above (other than clauses (1) and (3)) may later be reclassified by the Company, in its sole discretion, such that it (or any portion thereof) will be deemed to be Incurred pursuant to any other of such clauses to the extent that such reclassified Lien (or portion thereof) could be Incurred pursuant to such clause at the time of such reclassification.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Cost Savings” means an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the Company (or any successor thereto), the Issuer (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Company (or any successor thereto) or of any direct or indirect parent of the Issuer and are reasonably anticipated to be realized within 18 months after the consummation of any change that is expected to result in such cost savings, expense reductions, operating improvements or synergies; provided that no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add back exclusion or otherwise, for such period.

“Purchase Agreement” means (a) with respect to the Original Notes issued on the Issue Date, the Purchase Agreement dated September 22, 2016, among the Issuer, the Company and Morgan Stanley & Co. LLC, as representative of the several initial purchasers listed in Schedule I thereto and (b) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Issuer and the Persons purchasing such Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

“Qualified Equity Offering” means any private or public issuance and sale of the Company’s common stock by the Company for cash. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(1)	any issuance pursuant to employee benefit plans or otherwise to compensate officers, directors or employees;

(2)	any issuance and sale to the Issuer or any other subsidiary of the Company;

(3)	any issuance in connection with a transaction that constitutes a Change of Control; or

(4)	any issuance in connection with the separation and distribution.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company, the Issuer and the Restricted Subsidiaries;

(2)	all sales of accounts receivable and related assets by the Company, the Issuer or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer or the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any accounts receivable of the Company, the Issuer or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Facility shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means each of Moody’s and S&P; provided, that if Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company or Issuer’s control, the Company or the Issuer may select (as certified by a resolution of its Board of Directors) a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, as a replacement agency for Moody’s or S&P or both of them, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Receivables Financing, securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Agreement entered into by the Company or any such subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a wholly owned subsidiary of the Company that is a Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any subsidiary of the Company makes an Investment and to which the Company or any subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its subsidiaries and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company as a Receivables Subsidiary and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any other subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3)	to which neither the Company nor any other subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that:

(1)	the principal amount of such Refinancing Indebtedness (or if issued with original issue discount, an aggregate issue price) shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any fees and expenses, including the aggregate amount of premiums (including tender premiums), and underwriting discounts, defeasance costs and fees and expenses in connection therewith relating to such extension, renewal or refinancing (it being understood that the aggregate principal amount (or accreted value, if applicable) of the Indebtedness being Incurred may be in excess of the amount permitted under this clause (1) to the extent such excess does not constitute Refinancing Indebtedness and is otherwise permitted under Section 4.4);

(2)	the stated final maturity of such Refinancing Indebtedness shall not be earlier than the earlier of (i) the stated final maturity of such Original Indebtedness and (ii) the date that is 91 days after the Stated Maturity of the Notes (except for any such Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, which such Indebtedness, upon the maturity thereof, automatically converts into Indebtedness that satisfies the requirement set forth in this definition);

(3)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Equity Interests or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired; and

(4)	if such Original Indebtedness shall have been subordinated to the Notes or to the Note Guarantees, such Refinancing Indebtedness shall also be subordinated to the Notes or the Note Guarantees on terms not less favorable in any material respect to the Holders;

(5)	such Refinancing Indebtedness shall not include (i) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company, the Issuer or a Subsidiary Guarantor or (ii) Indebtedness of the Company, the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(6)	in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Notes or the Note Guarantees, such Refinancing Indebtedness shall not be secured by any Lien that shall not have been contractually subordinated to at least the same extent.

provided that subclauses (2) and (3) will not apply to any refunding or refinancing of any Secured Indebtedness.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions (whether in cash, securities or other property) with respect to any Equity Interests in the Company, the Issuer or any Restricted Subsidiary (including any payment in connection with any merger or consolidation involving such Person) or any other payment that has a substantially similar effect;

(2)	the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of any defeasance or other acquisition or retirement for value of any Equity Interests of the Company, the Issuer or any Restricted Subsidiary held by any Person (other than by the Company, the Issuer or a Restricted Subsidiary) or any other action that has a substantially similar effect;

(3)	the prepayment, or purchase, repurchase, redemption, defeasement or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations, other than:

(A)	Indebtedness permitted under Section 4.4(b)(5); or

(B)	the prepayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement; and

(4)	the making of any Restricted Investment in any Person.

“Restricted Subsidiary” means any subsidiary of the Company (including a subsidiary that is an AWAC Entity but excluding the Issuer) that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of September 16, 2016, among the Company, the Issuer, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including replacing the borrowers or increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with Section 4.4).

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Period”, with respect to any Regulation S Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Regulation S Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the Issue Date with respect to such Regulation S Notes.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness for borrowed money secured by a Lien on assets, excluding Equity Interests or Indebtedness of an Unrestricted Subsidiary or any right, title or interests relating thereto, including any rights under any relevant shareholder, voting trust, joint venture or other agreement or instrument.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means any Indebtedness of the Issuer that ranks pari passu in right of payment with the Notes and any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with its Note Guarantee. For the avoidance of doubt, any Indebtedness of the Company, the Issuer or any Subsidiary Guarantor that is permitted to be Incurred under the terms of this Indenture shall constitute Senior Indebtedness unless the instrument under which such Indebtedness is Incurred expressly provides that it is subordinate in right of payment to the Notes or any Note Guarantee.

“separation and distribution” means the spin-off of the Company from the Parent, as described in the Offering Memorandum, including (1) the internal reorganization among the Parent and its subsidiaries (including the Company and its subsidiaries) pursuant to which the Alcoa Corporation Business is separated from the Parent and its other subsidiaries and (2) the Parent’s distribution of the shares of the Company’s common stock to the Parent’s stockholders.

“Separation Documents” means the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, the stockholder and registration rights agreement, the intellectual property license agreements, the metal supply agreement, the real estate arrangements, the North American packaging business agreement and the spare parts loan agreement, each as described in the Offering Memorandum in “Certain Relationships and Related Party Transactions”.

“Series” means each of the series consisting of the 2024 Notes and the series consisting of the 2026 Notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Cash Equivalents” means: (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having repricings or maturities of not more than one year from the date of acquisition; (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any United States commercial bank having capital and surplus in excess of $500 million; (c) repurchase obligations with a term of not more than 14 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above; and (d) money market funds that invest solely in Specified Cash Equivalents of the kinds described in clauses (a) through (c) above.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Note Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“subsidiary” means, with respect to any Person (herein referred to as the “parent”) at any date, any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the Voting Stock or, in the case of a partnership, more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held or (b) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes.

“Subsidiary Guarantor” means each subsidiary of the Company (other than the Issuer) that becomes a party to this Indenture as a guarantor on the Distribution Date and each other subsidiary of the Company (other than the Issuer) that thereafter guarantees the Notes pursuant to the terms of this Indenture until such time as its Guarantee is released in accordance with this Indenture.

“Taxes” means any and all present or future taxes, duties, assessments or governmental charges of whatever nature.

“Transactions” means, collectively, (1) the execution and delivery of the Revolving Credit Agreement, (2) the consummation of the separation and distribution and the other transactions contemplated by the Separation Documents (including the payment of the Distribution Date Distribution) and (3) the issuance of the Notes and the use of the proceeds thereof.

“Transfer Restricted Notes” means Definitive Registered Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System which has become publicly available at least two Business Days prior to the date fixed for redemption and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity most nearly equal to the period from the redemption date to September 30,

2019, in the case of the 2024 Notes, and September 30, 2021, in the case of the 2026 Notes (if no maturity is within three months of the period from the redemption date to September 30, 2019, in the case of the 2024 Notes, or September 30, 2021, in the case of the 2026 Notes, yields for the two published maturities most closely corresponding to the period from the redemption date to September 30, 2019, in the case of the 2024 Notes, or September 30, 2021, in the case of the 2026 Notes, shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); provided, however, that if the period from the redemption date to September 30, 2019, in the case of the 2024 Notes, or September 30, 2021, in the case of the 2026 Notes, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trigger Period” means, with respect to any Change of Control, the 30-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control; or (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control.

“Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means:

(1)	any subsidiary of the Company (including any existing subsidiary and any newly formed or newly acquired subsidiary but excluding the Issuer) designated as an Unrestricted Subsidiary by the Board of Directors of the Company in the manner described in Section 4.12; and

(2)	any subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” with respect to the Equity Interests of any Person means Equity Interests of any class or classes (however designated) having ordinary voting power for the election of the directors or other governing body of such Person (other than as a limited partner of such Person), other than Equity Interests having such power only by reason of the occurrence of a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Equity Interests or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Equity Interest or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Yadkin Facility” means the Yadkin Hydro power plant located in Stanly County, NC, USA.

SECTION 1.2 Other Definitions.

Term	Defined in Section

“2024 Notes”	Recitals
“2026 Notes”	Recitals
“Acceptable Commitment”	4.7(b)
“Additional Amounts”	2.13(b)
“Affiliate Transaction”	4.8(a)
“Agent Members”	2.1(c)
“Applicable Premium Deficit”	8.2(b)
“Asset Disposition Offer”	4.7(e)
“Asset Disposition Offer Amount”	4.7(f)
“Asset Disposition Offer Period”	4.7(f)
“Asset Disposition Purchase Date”	4.7(f)
“Authorized Officer”	11.3
“Bankruptcy Custodian”	6.1(a)
“Bankruptcy Law”	6.1(a)
“bankruptcy provisions”	6.1(a)(7)
“Change of Control Offer”	4.11(b)
“Change of Control Payment”	4.11(a)
“Change of Control Payment Date”	4.11(b)(1)
“Company”	Preamble
“covenant defeasance option”	8.1(b)
“Coverage Indebtedness”	4.4(a)
“Credit Facility Indebtedness”	4.4(b)(1)
“cross acceleration provision”	6.1(a)(5)(B)
“defeasance trust”	8.2(a)(i)
“Electronic Means”	11.3
“Escrow Release Conditions”	3.8(c)
“Escrowed Property”	3.8(a)
“Event of Default”	6.1(a)
“Excess Proceeds”	4.7(e)
“FATCA”	2.13(b)(8)
“Global Notes”	2.1(b)

Term	Defined in Section

“Guaranteed Obligations”	10.1(a)
“Instructions”	11.3
“Issuer”	Preamble
“Judgment Currency”	11.19
“judgment default provision”	6.1(a)(6)
“legal defeasance option”	8.1(b)
“Notes”	Recitals
“Original Notes”	Recitals
“Outside Date”	3.8(a)
“Paying Agent”	2.3(a)
“payment default”	6.1(a)(5)(A)
“Permanent Regulation S Global Notes”	2.1(b)
“Permitted Indebtedness”	4.4(b)
“Refinancing Ma’aden Guarantees”	4.4(b)(24)
“Register”	2.3(a)
“Registrar”	2.3(a)
“Regulation S Global Notes”	2.1(b)
“Release”	3.8(c)
“Relevant Taxing Jurisdiction”	2.13(a)
“Restricted Notes Legend”	2.6(e)(i)
“Reversion Date”	4.13(c)
“Rule 144A Global Notes”	2.1(b)
“Second Commitment”	4.7(b)
“Special Mandatory Redemption”	3.8(a)
“Special Mandatory Redemption Date”	3.8(a)
“Special Mandatory Redemption Event”	3.8(a)
“Special Mandatory Redemption Notice Date”	3.8(b)
“Special Mandatory Redemption Price”	3.8(a)
“Successor Company”	5.1(a)(1)
“Successor Issuer”	5.1(b)(1)
“Successor Subsidiary Guarantor”	5.1(c)(1)
“Suspended Covenants”	4.13(b)
“Suspension Date”	4.13(b)
“Suspension Period”	4.13(c)
“Temporary Regulation S Global Notes”	2.1(b)

SECTION 1.3 Rules of Construction.

(a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) “including” means including without limitation;

(v) words in the singular include the plural and words in the plural include the singular;

(vi) provisions apply to successive events and transactions;

(vii) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(viii) any reference to an “Article”, “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(ix) unsecured Indebtedness shall not be deemed to be subordinate or junior to Indebtedness secured by a Lien on any property or asset of a Person merely by virtue of its nature as unsecured Indebtedness; and

(x) all references to the date the Notes were originally issued shall refer to the Issue Date.

(b) For the avoidance of doubt, the existence of any exception to any covenant of the Company, the Issuer or any subsidiary shall not imply that the matter covered by such exception is restricted or prohibited by such covenant.

SECTION 1.4 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.1) conclusive in favor of the Trustee, the Issuer and the Guarantors, if made in the manner provided in this Section 1.4.

(b) The ownership of Notes shall be proved by the Register.

(c) The Issuer may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on any action authorized or permitted to be taken by Holders; provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (d) below. If any record date is set pursuant to this clause (c), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable expiration date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable expiration date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 11.2. No act taken will be valid or effective if such act is taken more than 90 days after the record date.

(d) The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.1, (2) any declaration of acceleration referred to in Section 6.2, (3) any direction referred to in Section 6.5 or (4) any request to pursue a remedy referred to in Section 6.6(a)(2). If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable expiration date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable expiration date to be given to the Issuer and to each Holder in the manner set forth in Section 11.2. No act taken will be valid or effective if such act is taken more than 90 days after the record date.

(e) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(f) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action under this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(g) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action under this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable expiration date. No act taken will be valid or effective if taken more than 90 days after the record date.

(h) With respect to any record date set pursuant to this Section 1.4, the party hereto that sets such record date may designate any day as the “expiration date” and from time to time may change the expiration date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new expiration date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 11.2, on or prior to both the existing and the new expiration date. If an expiration date is not designated with respect to any record date set pursuant to this Section 1.4, the party hereto which set such record date shall be deemed to have initially designated the 30th day after such record date as the expiration date with respect thereto, subject to its right to change the expiration date as provided in this clause (h). No changed expiration date shall be more than 90 days from the initial expiration date.

(i) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

ARTICLE 2.

THE NOTES

SECTION 2.1 Form and Dating.

(a) The (i) Original Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, as applicable, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer but which notation, legend or endorsement does not affect the rights, duties or obligations of the Trustee). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in denominations of $200,000 and whole multiples of $1,000 in excess thereof. The terms of the Notes set forth in the Exhibits hereto are part of the terms of this Indenture. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. The Notes issued on the Issue Date shall be (A) offered and sold by the Issuer pursuant to the Purchase Agreement and (B) resold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S. Additional Notes offered after the Issue Date may be offered and sold by the Issuer from time to time in accordance with the provisions of this Indenture and applicable law.

(b) Global Notes. Notes offered and sold in their initial distribution in reliance on Rule 144A shall be issued in the form of one or more global notes in registered form, bearing the applicable legends set forth in Exhibit A, without interest coupons attached (“Rule 144A Global Notes”) deposited with the Trustee as custodian for the Depositary and registered in the name of Cede & Co., as nominee for the Depositary, duly executed by the Issuer and authenticated by the Trustee as herein provided, for credit by the Depositary to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct). Notes offered and sold in their initial distribution in reliance on Regulation S shall be issued initially in the form of one or more temporary global securities in fully registered form, bearing the applicable legends set forth in Exhibit A, without interest coupons attached (“Temporary Regulation S Global Notes”), deposited with the Trustee as custodian for the Depositary and registered in the name of Cede & Co., as nominee for the Depositary, duly executed by the Issuer and authenticated by the Trustee as herein provided, for credit by the Depositary to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct). Except as set forth in this Indenture, beneficial ownership interests in Temporary Regulation S Global Notes will not be exchangeable for interests in Rule 144A Global Notes, permanent global securities (the “Permanent Regulation S Global Notes”, and together with the Temporary Regulation S Global Notes, the “Regulation S Global Notes”) or any other security prior to the expiration of the Restricted Period and then, after the expiration of the Restricted Period, may be exchanged for interests in Rule 144A Global Notes,

Permanent Regulation S Global Notes or a definitive security in registered certificated form only (i) upon certification that beneficial ownership interests in such Temporary Regulation S Global Notes are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act, and (ii) in the case of an exchange for a certificated security, in compliance with the requirements to exchange Global Notes with certificated securities provided herein. Rule 144A Global Notes and Regulation S Global Notes are referred to herein collectively as “Global Notes”. Beneficial interests in Temporary Regulation S Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of securities in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Temporary Regulation S Global Note first delivers to the Trustee a written certificate to the effect that the beneficial interest in the Temporary Regulation S Global Note is being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the United States, the states thereof, and any other applicable jurisdiction. Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable). The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Custodian and the Depositary or its nominee and on the schedules thereto as hereinafter provided.

(c) Book Entry Provisions. This Section 2.1(c) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c), authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(d) Definitive Registered Notes. Except as otherwise provided herein, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Definitive Registered Notes.

SECTION 2.2 Execution and Authentication. One Officer shall sign the Notes for the Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver $750 million of 2024 Notes and $500 million of 2026 Notes and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Additional Notes in an aggregate principal amount specified in an Issuer Order. Such Issuer Order shall specify the amount of the Additional Notes to be authenticated and the date on which the issue of Additional Notes is to be authenticated. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.3 Registrar and Paying Agent.

(a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrars. The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Global Notes, for which the Trustee shall be Custodian.

(b) The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation and indemnification therefor pursuant to Section 7.7. The Issuer or any of its wholly owned subsidiaries organized under the laws of the United States or any state thereof may act as Paying Agent (prior to an Event of Default), Registrar, co-registrar or transfer agent.

(c) The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by the procedures of the Depositary or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon 30 days’ written notice to the Issuer and the Trustee.

SECTION 2.4 Paying Agent To Hold Money in Trust. No later than the Business Day prior to each due date of the principal, premium, if any, and interest on any Note, the Issuer shall deposit with the Paying Agent (or if the Issuer or a wholly owned subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal, premium, if any, and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium, if any, or interest on the Notes and shall notify the Trustee in writing of any default by the Issuer in making any such payment. If the Issuer or a subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.4, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.5 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Registered Notes. When Definitive Registered Notes are presented to the Registrar or a co-registrar with a request:

(x) to register the transfer of such Definitive Registered Notes; or

(y) to exchange such Definitive Registered Notes for an equal principal amount of Definitive Registered Notes of other authorized denominations,

the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Registered Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar or co-registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(ii) in the case of Transfer Restricted Notes that are Definitive Registered Notes, are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Transfer Restricted Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in substantially the form set forth on the reverse side of the Note); or

(B) if such Transfer Restricted Notes are being transferred to the Issuer, a certification to that effect (in substantially the form set forth on the reverse side of the Note); or

(C) if such Transfer Restricted Notes are being transferred pursuant to an exemption from registration in reliance upon an exemption from the registration requirements of the Securities Act, (1) a certification to that effect (in the form set forth on the reverse side of the Note) and (2) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.6(e)(i).

(b) Restrictions on Transfer of a Definitive Registered Note for a Beneficial Interest in a Global Note. A Definitive Registered Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Registered Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification (in the form set forth on the reverse side of the Note) that such Definitive Registered Note is being transferred (A) to the Issuer, (B) to the Registrar for registration in the name of a Holder, without transfer, (C) pursuant to an effective registration statement under the Securities Act, (D) to a QIB in accordance with Rule 144A, or (E) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act (other than as provided by Rule 144) under the Securities Act; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Registered Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased accordingly. If no Global Notes are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officer’s Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Trustee of (1) a certification in the form provided on the reverse side of the Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and (2) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.6(e)(i).

(i) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(ii) Notwithstanding any other provisions of this Indenture (other than the provisions set forth in Section 2.7), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Regulation S Global Notes.

(i) Prior to the expiration of the Restricted Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Restricted Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (A) to the Issuer, (B) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (C) in an offshore transaction in accordance with Regulation S, or (D) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of the United States and any state thereof. Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Note to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Restricted Period.

(ii) Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e) Legend.

(i) Each Note certificate evidencing the Global Notes and the Definitive Registered Notes (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form (the “Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY

RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

In the case of Regulation S Notes, the Notes shall be the following additional legend:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Registered Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Registered Note that does not bear the Restricted Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Notes) and, if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.6(e)(i).

(iii) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(iv) Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Registered Notes, redeemed, repurchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee in accordance with its customary procedures. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Registered Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(f) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Definitive Registered Notes and Global Notes at the Registrar’s or co-registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.7, 4.11 and 9.4 of this Indenture).

(iii) The Issuer need not transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition

Offer, need not issue, register the transfer of or exchange any Note during the period of 15 days before the mailing of a notice of redemption of Notes to be redeemed and need not register the transfer or exchange of any Note during the period of 15 days prior to an interest payment date.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent, the Registrar or any co-registrar shall deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever (whether or not such Note is overdue) and none of the Issuer, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note in global form shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may conclusively rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including without limitation any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(h) Transfer.

Any purported transfer of such Note, or any interest therein to a purchaser or transferee that does not comply with the requirements specified in this Section 2.6 will be of no force and effect and shall be null and void ab initio.

SECTION 2.7 Definitive Registered Notes.

(a) The Trustee shall promptly exchange a Global Note deposited with the Depositary or with The Bank of New York Mellon Trust Company, N.A., as Custodian pursuant to Section 2.1 of this Indenture for Definitive Registered Notes to be transferred to the beneficial owners thereof in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after such cessation, or (ii) the Issuer, in its sole discretion and subject to the procedures of the Depositary, notifies the Trustee in writing that it elects to cause the issuance of Definitive Registered Notes under this Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.7 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Registered Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.7 shall be executed, authenticated and delivered only in denominations of $200,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any certificated Note in the form of a Definitive Registered Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.6(e), bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.7(b) above, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.7(a)(i) or (ii), the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Registered Notes in fully registered form without interest coupons.

SECTION 2.8 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if a Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (i) notifies the Issuer and the Trustee of such loss, destruction or wrongful taking within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (ii) requests a replacement Note from the Issuer and the Trustee prior to the Note being acquired by a protected purchaser and (iii) satisfies any other reasonable requirements of the Issuer and the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

SECTION 2.9 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.9 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.8, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereon) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10 Temporary Notes. In the event that Definitive Registered Notes are to be issued under the terms of this Indenture, until such Definitive Registered Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Issuer Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Registered Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Registered Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder.

SECTION 2.11 Defaulted Interest. If the Issuer defaults in payment of interest on the Notes, the Issuer will pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer will fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation and the Trustee shall cancel such Notes in accordance with its customary procedures. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.13 Additional Amounts.

(a) The Issuer and the Guarantors are required to make all payments under this Indenture or on the Notes free and clear of and without withholding or deduction for or on account of any Taxes imposed or levied by or on behalf of the government of the Netherlands, the United States or, in each case, any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which the Issuer (or its successor), the Company (or its successor) or any Subsidiary Guarantor is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless the Issuer, the Company or such Subsidiary Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

(b) If the Issuer, the Company or any Subsidiary Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Issuer, the Company or such Guarantor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any Holder or beneficial owner (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder or beneficial owner would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant Holder, if the relevant Holder or beneficial owner is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of the Relevant Taxing Jurisdiction of such Note);

(2)	any Taxes that would not have been imposed, withheld or deducted but for the failure by the Holder or the beneficial owner of the Note to comply with a written request of the Issuer, the Company or any Subsidiary Guarantor addressed to the Holder or the beneficial owner, after reasonable notice at least 30 days before any such Taxes would be imposed, withheld or deducted, to provide certification, information, documents or other evidence concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the Holder or such beneficial owners or to make any declaration or similar claim or satisfy any certification, identification, information or other reporting requirement relating to such matters, required by applicable law, regulation, treaty, any (multilateral) exchange of information regime, or administrative practice of, or entered into by, the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax;

(3)	any Taxes that are payable otherwise than by deduction or withholding from a payment under or with respect to the Notes or any Notes Guarantee;

(4)	any estate, inheritance, gift, value added, sales, transfer, personal property or similar Taxes;

(5)	any Taxes imposed in connection with a Note presented for payment (where presentation is permitted or required for payment) by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to, or otherwise accepting payment from, another paying agent;

(6)	any Taxes which would not have been imposed if the Holder had presented the Note for payment (where presentation is permitted or required for payment) within 30 days after the relevant payment was first made available for payment to the Holder (except for Additional Amounts with respect to Taxes that would have been imposed had the Holder presented the Note for payment within such 30-day period);

(7)	any Taxes imposed on or with respect to a payment to a Holder that is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(8)

any Taxes imposed pursuant to Sections 1471 to 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) also referred to as “FATCA,” any intergovernmental agreement facilitating the implementation thereof (or any law implementing such intergovernmental agreement), any successor law or regulation implementing or complying with, or introduced in order to conform to, such sections of the Code, or any agreement entered into pursuant to Section 1471(b)(1) of the Code; or

(9)	any combination of the above.

(c) At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Issuer or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee and paying agent for the affected Notes notice stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee or paying agent, as the case may be, to pay such Additional Amounts to Holders and beneficial owners of such Notes on the payment date.

(d) Upon request, the Issuer will provide the Trustee with official receipts or other documentation evidencing the payment of the Taxes with respect to which Additional Amounts are paid. The Issuer or the applicable Guarantor will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(e) Whenever reference is made in this Indenture, in any context, to (i) the payment of principal or premium, (ii) redemption prices or purchase prices in connection with a redemption or purchase of Notes, (iii) interest or (iv) any other amount payable on or with respect to the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are or would be payable in respect thereof.

(f) The obligations described under this Section 2.13 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Guarantor is organized or any political subdivision or taxing authority or agency thereof or therein.

(g) The Issuer and the Guarantors shall indemnify and hold harmless the Trustee for the amount of any Taxes in respect of which the Issuer, or any Guarantor, is required to pay Additional Amounts pursuant to Section 2.13(b) that are levied or imposed and paid by the Trustee as a result of payments made under or with respect to the Notes or any Guarantee, including any reimbursements under this Section 2.13(g).

SECTION 2.14 CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (in each case if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will advise the Trustee in writing of any change in any “CUSIP” numbers, ISINs or “Common Code” numbers applicable to the Notes.

SECTION 2.15 Issuance of Additional Notes. After the Issue Date, the Issuer will be entitled to issue Additional Notes of a Series under this Indenture, which Notes shall have identical terms as the Notes of such Series issued on the Issue Date, other than with respect to the date of issuance, issue price, original interest accrual date and original interest payment date. All the Notes of a Series issued under this Indenture shall be treated as a single class for all purposes of this Indenture including waivers, amendments, redemptions and offers to purchase; provided, however, that unless such Additional Notes are issued under a separate CUSIP, either such Additional Notes shall be part of the same “issue” for U.S. Federal income tax purposes or shall be issued pursuant to a “qualified reopening” for U.S. Federal income tax purposes.

With respect to any Additional Notes of a Series, the Issuer will set forth in a resolution of the Board of Directors and an Officer’s Certificate, a copy of each which shall be delivered to the Trustee along with an Opinion of Counsel pursuant to Section 11.4, the following information:

(a) the aggregate principal amount of such Additional Notes of such Series to be authenticated and delivered pursuant to this Indenture; and

(b) the issue price, the issue date and the CUSIP number of such Additional Notes.

SECTION 2.16 Computation of Interest.

(a) Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) Notwithstanding anything to the contrary herein, the Trustee shall not have any duty or obligation to calculate any interest, defaulted interest or premium on or with respect to the Notes.

ARTICLE 3.

REDEMPTION

SECTION 3.1 Notices to the Trustee. If the Issuer elects to redeem Notes pursuant to Section 5 of any Series of the Notes or otherwise in accordance with this Indenture, it shall notify the Trustee in writing of the redemption date and the principal amount of Notes to be redeemed.

The Issuer shall give each notice to the Trustee provided for in this Section 3.1 at least 60 days before the redemption date (or, in the case of a Special Mandatory Redemption, no later than one Business Day after a Special Mandatory Redemption Event) unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate and an Opinion of Counsel from the Issuer to the effect that such redemption shall comply with the conditions herein. Any such notice may be canceled by written notice of the Issuer to the Trustee at any time prior to notice of such redemption being mailed to any Holder pursuant to Section 3.4 and shall thereby be void and of no effect.

SECTION 3.2 Selection of Notes To Be Redeemed. If fewer than all the Notes of a Series are to be redeemed, selection of the Notes of such Series for redemption will be made by lot or otherwise in accordance with DTC procedures. The Issuer will redeem Notes of a Series of $200,000 or less in whole and not in part. Notes of a Series and portions of them selected for redemption shall be in principal amounts of $200,000 or a whole multiple of $1,000 in excess thereof, to the extent practicable. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. If the Notes are being redeemed other than on a pro rata basis, the Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.3 Effect of Notice of Redemption. Once a notice of redemption has been mailed or otherwise delivered under Section 3.4, Notes that are to be redeemed in accordance with such notice and the terms of this Article 3 shall become due and payable on the redemption date; subject to the satisfaction of any conditions in connection with the redemption. With respect to registered Notes of a Series issued in global form, the principal amount of such Note or Notes will be adjusted in accordance with the Applicable Procedures. With respect to any Notes of a Series represented by certificated notes, the Issuer will issue a new Note of such Series in a principal amount equal to the unredeemed portion of the original Note of such Series in the name of the holder upon cancelation of the original Note. Upon surrender to the Paying Agent, such Notes shall be paid under the terms stated in Section 3.4; provided that if the redemption date is after a record date for the payment of interest and on or prior to the related Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption.

SECTION 3.4 Notice of Redemption.

(a) At least 30 days but not more than 60 days before a date for redemption of Notes of a Series, the Issuer will mail a notice of redemption by first-class mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) to each Holder of Notes of such Series to be redeemed at such Holder’s registered address, except that (i) redemption notices may be mailed (or otherwise delivered in accordance with the applicable procedures of the Depositary) more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes of such Series or a satisfaction and discharge of this Indenture and (ii) notices in connection with a Special Mandatory Redemption shall be delivered in the time period set forth in Section 3.8. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Note redeemed in accordance with the provisions of this Indenture.

The notice shall identify the Notes of the applicable Series to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v) if fewer than all the outstanding Notes of such Series are to be redeemed (and if other than on a pro rata basis), the identification numbers and principal amounts (which amounts may be stated as a ratio of the amount to be redeemed per $1,000 principal amount outstanding) of the particular Notes of such Series to be redeemed;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) of such Series called for redemption ceases to accrue on and after the redemption date;

(vii) the “CUSIP” number, ISIN or “Common Code” number, if any, printed on the Notes of such Series being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the “CUSIP” number, ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes of such Series; and

(ix) the conditions precedent, if any, applicable to such redemption. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed.

(b) At the Issuer’s request, upon written notice provided to the Trustee at least 15 days (unless a shorter period is satisfactory to the Trustee) prior to the date the redemption notice must be given to the Holders, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer will provide the Trustee with the information required by this Section 3.4 and a copy of the proposed notice of redemption to be mailed to the Holders.

(c) Any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of a Qualified Equity Offering, refinancing transaction or other corporate transaction. If any condition precedent has not been satisfied, the Issuer will provide written notice to the Trustee prior to the close of business on the Business Day prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur or, if specified in such notice, the date of such redemption shall be extended to the specified date, which shall not be later than the latest date upon which such redemption is permitted to occur under this Article 3. Upon receipt, the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

SECTION 3.5 Tax Redemption. The Notes of a Series may be redeemed, at the option of the Issuer, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days’ written notice to the Holders of such Series (which notice shall be irrevocable) in accordance with Section 3.4 hereof, at a redemption price equal to 100% of the principal amount thereof on the date of redemption, plus accrued and unpaid interest, if any, to but not including the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in the event the Issuer, the Company or any Subsidiary Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes of such Series, any Additional Amounts as a result of (1) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Relevant Taxing Jurisdiction (or any political subdivision or taxing authority thereof or therein); or (2) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Relevant Taxing Jurisdiction has changed since the Issue Date, the date on which such jurisdiction became a Relevant Taxing Jurisdiction) and it cannot avoid such obligation by taking reasonable measures available to it. Before the Issuer publishes or mails notice of redemption of the Notes of the applicable Series as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Issuer will also deliver an opinion of independent legal counsel of recognized standing stating that it would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations. The provisions described under this Section 3.5 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer is organized or any political subdivision or taxing authority or agency thereof or therein. Any Notes that are redeemed pursuant to this Section 3.5 shall be cancelled.

SECTION 3.6 Deposit of Redemption Price. On or prior to 10:00 a.m. New York City time on the relevant redemption date, the Issuer will deposit with the Paying Agent (or, if the Issuer or a wholly owned subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest, and Applicable Premium, if any, on all Notes of the applicable Series or portions thereof to be redeemed on that date other than Notes of such Series or portions of such Notes called for redemption that have been delivered by the Issuer to the Trustee for cancelation; provided, however¸ that in the case of a Special Mandatory Redemption, such redemption shall be effected with the Escrowed Property in accordance with the terms of the Escrow Agreements. On and after the redemption date, interest shall cease to accrue on Notes of the applicable Series or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest, and Applicable Premium, if any, on, the Notes of such Series to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.7 Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, if such Note is in certificated form, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.8 Special Mandatory Redemption.

(a) If (i) the Escrow Agent and the Trustee have not received an Officer’s Certificate and release notice on or prior to 11:59 p.m. Eastern Standard Time on April 3, 2017 (the “Outside Date”) certifying that, substantially concurrently with the Release (as defined below), the Escrow Release Conditions (as defined below) will be satisfied, or (ii) the Company shall have notified the Escrow Agent and the Trustee in writing in the form of an Officer’s Certificate stating that (x) Parent has abandoned the separation and distribution or (y) that the Escrow Release Conditions will not be satisfied (each of the events described in the foregoing clauses (i) and (ii), a “Special Mandatory Redemption Event”), then the Issuer will, on the Special Mandatory Redemption Date, redeem the Notes (the “Special Mandatory Redemption”) at a redemption price (the “Special Mandatory Redemption Price”) equal to (a) 100% of the principal amount of the Notes of if the Special Mandatory Redemption Event occurs on or before December 31, 2016 or (b) 101% of the principal amount of the Notes otherwise, in each case, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date). “Special Mandatory Redemption Date” means the date that is five Business Days after the Special Mandatory Redemption Notice Date. “Escrowed Property” means an amount of cash equal to the net proceeds of the offering of the Notes sold on the Issue Date, plus an additional amount in cash sufficient to make all interest payments due and payable on the Notes to but not including the latest possible Special Mandatory Redemption Date and to pay the maximum possible Special Mandatory Redemption Price, together with any other property from time to time held by the Escrow Agent for the benefit of the Holders of the Notes.

(b) Notice of the Special Mandatory Redemption will be mailed by first-class mail (or otherwise delivered in accordance with the applicable procedures of DTC) by the Issuer no later than three Business Days following a Special Mandatory Redemption Event to each Holder of Notes at its registered address and the Trustee and the Escrow Agent (such date of mailing, the “Special Mandatory Redemption Notice Date”).

(c) The Escrowed Property will be released to or at the direction of the Issuer (the “Release”) only upon receipt prior to the Outside Date by the Trustee and the Escrow Agent of an Officer’s Certificate (in form and substance required pursuant to the terms of the Escrow Agreements) to the effect that (collectively, the “Escrow Release Conditions”):

(1)	substantially concurrently with the Release, the separation and distribution will be consummated, in each case in all material respects consistent with the information set forth in the Offering Memorandum, other than modifications that are not material and adverse to the rights of holders of the Notes (as conclusively determined by the Board of Directors of the Company);

(2)	immediately before the Release, each of the Company and the Issuer is a wholly owned subsidiary of the Parent, and immediately after the Release, the Issuer will be a wholly owned subsidiary of the Company;

(3)	each Initial Subsidiary Guarantor has executed and delivered to the Trustee a supplemental indenture to this Indenture to provide a Note Guarantee and such Note Guarantees will be effective and enforceable under this Indenture on the Distribution Date, except as otherwise disclosed in the Offering Memorandum (other than any Non-U.S. Subsidiary Guarantor that cannot Guarantee the Notes on the Distribution Date due to the requisite corporate or governmental approvals under the applicable laws of the jurisdiction of incorporation of such Non-U.S. Subsidiary Guarantor for such Note Guarantee not having been received, which such Non-U.S. Subsidiary Guarantors shall execute and deliver to the Trustee supplemental indentures to provide Note Guarantees within 90 days after the Distribution Date); and

(4)	at the time of the Release, on a pro forma basis after giving effect to the separation and distribution and the Release, no Default or Event of Default has occurred and is continuing under this Indenture.

(d) Failure to make the Special Mandatory Redemption, if required, in accordance with the terms described above will constitute an Event of Default with respect to the Notes.

SECTION 3.9 Change of Control Repurchase Event Stub Redemption. If Holders of not less than 90% in aggregate principal amount of the outstanding Notes of the applicable Series validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in Section 4.11, purchases all of the Notes of such Series validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described in Section 4.11) to redeem all Notes of such Series that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof on the redemption date plus accrued and unpaid interest (if any) to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

ARTICLE 4.

COVENANTS

SECTION 4.1 Payment of Notes. The Issuer shall promptly pay the principal of and interest, and Applicable Premium, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, interest, and Applicable Premium, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified in the Notes to the extent lawful, and it shall pay interest on overdue installments of interest and overdue Applicable Premium, if any, at the same rate to the extent lawful.

SECTION 4.2 SEC Reports.

(a) For so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence), and provide to the Trustee and Holders of the Notes, within the time periods applicable to non-accelerated filers:

(1)	all quarterly and annual reports required to be filed with the SEC on Forms 10-Q and 10-K; and

(2)	all current reports required to be filed with the SEC on Form 8-K.

(b) If, at any time, the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for any reason, the Company may, in lieu of filing with the SEC, post the substance of the reports specified in paragraph (a) above on its website or on a password protected site maintained by the Company or a third party (which may be password protected to which access will be given to securities analysts, Holders and prospective purchasers of the Notes (which prospective purchasers may be limited to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company and who acknowledge the confidentiality of the information posted), and provide such information to the Trustee, in each case within the time periods for non-accelerated filers that would apply if the Company were required to file those reports with the SEC; provided that, if the separation and distribution have not occurred on or prior to the date 90 days after the end of the relevant fiscal quarter or 120 days after the end of the relevant fiscal year, the Company may provide the information required above with respect to such fiscal quarter or fiscal year by means of an amendment to the Form 10.

(c) Notwithstanding anything to the contrary in this Section 4.2, the Company shall not be required to file, post, or provide to the Trustee, the separate financial statements or condensed consolidating financial information required by Rule 3-09, 3-10 or 3-16 of Regulation S-X.

(d) For the avoidance of doubt, prior to the Distribution Date (and for all periods prior to the Distribution Date), any report delivered pursuant to the requirements of this Section 4.2 shall include only the financial results of the Company included in the Form 10.

(e) For purposes of this Section 4.2, the Company will be deemed to have provided a required report to the Trustee and the Holders if it has filed such report with the SEC via the EDGAR filing system (or any successor system).

(f) In addition, at any time when the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(g) Notwithstanding the foregoing provisions of this Section 4.2, in the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company shall be permitted to satisfy its obligations pursuant to this Section 4.2 with respect to financial information relating to the Company by furnishing or filing the required financial information relating to such direct or indirect parent company.

(h) Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this Section 4.2 for purposes of Section 6.1(a)(4) until 120 days after the date any report hereunder is due.

SECTION 4.3 Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate to the effect that a review of its activities and the activities of its subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each Officer signing such certificate, whether or not the signer knows of any failure by the Company or any Subsidiary of the Company to comply with any conditions or covenants in this Indenture, and, if such signer does know of such a failure to comply, the certificate shall describe such failure with particularity and describe what actions, if any, the Company proposes to take with respect to such failure.

SECTION 4.4 Limitation on Indebtedness.

(a) Neither the Company nor the Issuer will, nor will the Company or the Issuer permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness), none of the Company, the Issuer or any Restricted Subsidiary will issue any Disqualified Equity Interests, and no Restricted Subsidiary that is not a Subsidiary Guarantor will issue any Preferred Stock; provided, however, that (1) the Company, the Issuer and the Restricted Subsidiaries will be entitled to Incur Indebtedness or issue Disqualified Equity Interests or Preferred Stock if, on the date of such Incurrence or issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.00 to 1.00 (provided that the aggregate amount of Indebtedness, Disqualified Equity Interests and Preferred Stock that may be Incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of (i) $1.0 billion and (ii) 6.0% of Consolidated Total Assets at any one time outstanding (together with all Refinancing Indebtedness Incurred by Restricted Subsidiaries that are not Subsidiary Guarantors then outstanding and Incurred to refinance any of the foregoing pursuant to Section 4.4(a)(2)) and (2) Refinancing Indebtedness in respect of Indebtedness Incurred or assumed pursuant to Section 4.4(a)(1) (any such Indebtedness Incurred pursuant to Section 4.4(a)(1) being herein referred to as “Coverage Indebtedness”).

(b) Notwithstanding Section 4.4(a), the Company, the Issuer and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness (any such Indebtedness Incurred pursuant to this Section 4.4(b) being herein referred to as “Permitted Indebtedness”):

(1)	Indebtedness of the Company, the Issuer or any Subsidiary Guarantor Incurred pursuant to any Credit Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this Section 4.4(b)(1) and then outstanding does not exceed (i) the greater of (A) $1.75 billion and (B) 10.5% of Consolidated Total Assets as of the last day of the fiscal quarter of the Company most recently ended for which internal financial statements are available, plus (ii) an additional amount of such Indebtedness, if any, secured by Liens to the extent that the Consolidated Net Secured Leverage Ratio, calculated on a pro forma basis after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, would not be greater than 2.0 to 1.0 (any such Indebtedness Incurred pursuant to this Section 4.4(b)(1) being herein referred to as “Credit Facility Indebtedness”);

(2)	the Notes (including any Note Guarantee) (other than any Additional Notes) and any Refinancing Indebtedness in respect thereof;

(3)	Indebtedness outstanding on the Issue Date (including any such Indebtedness of Parent or a subsidiary of Parent as of the Issue Date that is Indebtedness of the Company, the Issuer or a Restricted Subsidiary as of the Distribution Date) (other than Indebtedness described in Sections 4.4(b)(1), (2) or (5)) and any Refinancing Indebtedness in respect thereof;

(4)	Indebtedness outstanding on the Distribution Date (other than Indebtedness described in Sections 4.4(b)(1), (2), (3) or (5)) and any Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness permitted under this Section 4.4(b)(4) on the Distribution Date, together with the aggregate principal amount of Indebtedness outstanding on the Distribution Date under Section 4.4(b)(2), does not exceed $1.75 billion;

(5)	Indebtedness of the Company owed to and held by the Issuer or any Restricted Subsidiary, of the Issuer owed to and held by the Company or any Restricted Subsidiary, and of any Restricted Subsidiary owed to and held by the Company, the Issuer or any other Restricted Subsidiary; provided that (A) any subsequent issuance or transfer of any Equity Interests or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than, subject to clause (B), to the Issuer, the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) Indebtedness of the Company, the Issuer or a Subsidiary Guarantor owed to and held by a Restricted Subsidiary other than the Issuer or a Subsidiary Guarantor shall be unsecured and expressly subordinated to all obligations with respect to the Notes;

(6)	Guarantees by the Company of Indebtedness of the Issuer or any Restricted Subsidiary, by the Issuer of Indebtedness of the Company or any Restricted Subsidiary, and by any Restricted Subsidiary of Indebtedness of the Company, the Issuer or any other Restricted Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted by another provision of this Section 4.4 (other than Sections 4.4(b)(3), (4) or (8)) and (B) Guarantees permitted under this Section 4.4(b)(6) shall be expressly subordinated to the Notes or the Note Guarantee of the Company, the Issuer or any Subsidiary Guarantor, as the case may be, to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Notes or Note Guarantees;

(7)	(A) Indebtedness of the Company, the Issuer or any Restricted Subsidiary Incurred to finance the acquisition, construction, lease or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Company, the Issuer or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is Incurred prior to or within 360 days after such acquisition or lease or the completion of such construction or improvement, and (B) Refinancing Indebtedness in respect of Indebtedness Incurred or assumed pursuant to clause (A) above; provided further, that, immediately after giving effect to any Incurrence of Indebtedness in accordance with this Section 4.4(b)(7), the aggregate principal amount of Indebtedness Incurred in accordance with this Section 4.4(b)(7) shall not exceed the greater of (x) $500 million and (y) 3.0% of Consolidated Total Assets as of the last day of the fiscal quarter of the Company most recently ended for which internal financial statements are available;

(8)

(A) Indebtedness of any Person Incurred and outstanding on the date that such Person becomes a Restricted Subsidiary (including an Unrestricted Subsidiary being designated a Restricted Subsidiary) or that such Person is merged or consolidated with or into the Company, the Issuer or any Restricted Subsidiary, or Indebtedness of any Person that is assumed by the Company, the Issuer or any Restricted Subsidiary in connection with an acquisition of all or substantially all of the assets of, or one or more units, divisions or lines of business or product lines of, such Person by the Company, the Issuer or such Restricted Subsidiary, (B) Indebtedness of any Person that becomes a Restricted Subsidiary or of the Company, the Issuer or any Restricted Subsidiary Incurred (i) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary (including being designated as a Restricted Subsidiary) or that such Person is merged or consolidated with or into the Company, the Issuer or any Restricted Subsidiary or the acquisition of all or substantially all of the assets of, or one or more units, divisions or lines of business or product lines of, such Person by the Company, the Issuer or any Restricted Subsidiary; provided that, in the case of clause (A) or (B), immediately after giving effect to such Person becoming a Restricted Subsidiary, or such merger or consolidation, or such acquisition of assets and Incurrence of Indebtedness in accordance with clause (A) or (B), either: (i) the Company would have been able to Incur $1.00 of additional Coverage Indebtedness or (ii) the Consolidated Coverage Ratio would have been equal to or higher than such ratio immediately prior to such Person becoming a Restricted Subsidiary, or such merger or consolidation, or such acquisition of assets and Incurrence of Indebtedness in accordance with clause (A) or (B), and (C) Refinancing Indebtedness in respect of Indebtedness assumed pursuant to clause (A) or (B) above;

(9)	Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case Incurred in the ordinary course of business;

(10)	Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(11)	Indebtedness under Hedging Agreements or Commercial Agreements (excluding Hedging Agreements or Commercial Agreements entered into for speculative purposes);

(12)	Indebtedness owed in respect of any (i) employee credit or purchase card programs or (ii) overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that, in the case of clause (ii), such Indebtedness shall be repaid in full within ten Business Days of the Incurrence thereof;

(13)	Indebtedness in respect of judgments that do not constitute an Event of Default;

(14)	Indebtedness arising as a result of a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(16)	Indebtedness in the form of letters of credit and reimbursement obligations relating to letters of credit that are satisfied within 30 days of being drawn;

(17)	Indebtedness of the Company, the Issuer or any Restricted Subsidiary consisting of the financing of insurance premiums Incurred in the ordinary course of business;

(18)	Indebtedness of the Company, the Issuer or any Restricted Subsidiary consisting of take-or-pay obligations contained in supply arrangements Incurred in the ordinary course of business;

(19)	Indebtedness of the Company, the Issuer or any Subsidiary Guarantor, to the extent the net proceeds thereof are promptly (A) used to purchase the Notes tendered in connection with a Change of Control Offer or (B) deposited to defease or discharge the Notes in accordance with Article 8;

(20)	Indebtedness of a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company, the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(21)	Indebtedness or Disqualified Equity Interests of the Company and the Issuer and Indebtedness, Disqualified Equity Interests or Preferred Stock of the Company, the Issuer or any Restricted Subsidiary in an aggregate principal amount outstanding at any one time under this Section 4.4(b)(21) not to exceed the greater of (x) $500 million and (y) 3.0% of Consolidated Total Assets;

(22)	Contribution Indebtedness;

(23)	Indebtedness, Disqualified Equity Interests or Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors in an aggregate principal amount outstanding at any one time under this Section 4.4(b)(23) not to exceed the greater of (x) $250 million and (y) 1.5% of Consolidated Total Assets, plus, in the case of any refinancing of any Indebtedness, Disqualified Equity Interests or Preferred Stock permitted under this Section 4.4(b)(23) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing, outstanding at any one time;

(24)	the Ma’aden Guarantees and any extension, renewal or refinancing in respect thereof (the “Refinancing Ma’aden Guarantees”); provided that the aggregate amount of Indebtedness and other obligations guaranteed by the Refinancing Ma’aden Guarantees (including, for the avoidance of doubt, any interest payments or other payment obligations related to the Ma’aden Indebtedness guaranteed thereby) shall not exceed 125% of the aggregate amount guaranteed by the Ma’aden Guarantees as of the Issue Date (it being understood that the aggregate principal amount of the Indebtedness being Incurred may be in excess of such amount to the extent the guarantee of such excess is otherwise permitted by another provision of this Section 4.4); provided, further, that, subject to the foregoing, any novation of the Ma’aden Guarantees or Refinancing Ma’aden Guarantees to the Company or the Issuer shall be permitted;

(25)	Indebtedness in the form of purchase price adjustments, earnouts, indemnification obligations, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature Incurred in connection with any acquisition;

(26)	Indebtedness in the form of Guarantees of loans and advances and reimbursements owed to officers, directors, consultants and employees, in the ordinary course of business;

(27)	Indebtedness representing deferred compensation payable to directors, officers or employees of the Company, the Issuer or any subsidiary Incurred in the ordinary course of business;

(28)	Indebtedness of any Excluded Subsidiary under clause (ii) of the definition thereof in the form of Guarantees of Indebtedness of the Company, the Issuer or any Subsidiary Guarantor Incurred pursuant to Section 4.4(b)(1) (other than capital markets Indebtedness); and

(29)	Liens granted in reliance on clause (12) of the definition of “Permitted Liens”.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness and Disqualified Equity Interests and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors:

(1)	(A) any Indebtedness outstanding after the separation and distribution on the Distribution Date under the Revolving Credit Agreement will be treated as Incurred as Credit Facility Indebtedness under Section 4.4(b)(1) and not pursuant to Section 4.4(a) or Section 4.4(b)(4) and (B) the Issuer will, in its sole discretion, classify all other items of Indebtedness Incurred on or prior to, and outstanding on, the Distribution Date to the Permitted Indebtedness clauses in Section 4.4(b) (and not as Coverage Indebtedness) to the extent such Indebtedness meets the criteria thereof; provided that, to the extent the Issuer is unable to classify any such item of Indebtedness Incurred, a Default will be deemed to have occurred under this Section 4.4;

(2)	except as provided in Section 4.4(c)(1), in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in Section 4.4, the Issuer, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3)	except as provided in Section 4.4(c)(1), the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above and, in that connection, the Issuer will be entitled to treat a portion of such Indebtedness as Coverage Indebtedness and the balance of such Indebtedness as an item or items of Permitted Indebtedness;

(4)	the Issuer may later reclassify any Permitted Indebtedness originally classified as Incurred pursuant to one of the clauses in Section 4.4(b) above (other than Section 4.4(b)(1)) such that it will be deemed as having been Incurred as Coverage Indebtedness pursuant to Section 4.4(a) above or as Permitted Indebtedness pursuant to another clause in Section 4.4(b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant thereto at the time of such reclassification;

(5)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)	if obligations in respect of letters of credit are Incurred pursuant to a credit agreement and are being treated as Incurred as Credit Facility Indebtedness and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(7)	the principal amount of any Disqualified Equity Interests or Preferred Stock will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(8)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Equity Interests will not be deemed to be an Incurrence of Indebtedness. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.4, the Company and the Issuer will be in Default of this Section 4.4).

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness and Liens securing Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.4, the maximum amount of Indebtedness that the Company, the Issuer and any Restricted Subsidiary may Incur or secure shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing indebtedness is denominated that is in effect on the date of such refinancing.

(g) The Issuer may elect, at any time, with respect to any revolving Indebtedness, to calculate the Consolidated Net Secured Leverage Ratio by either (A) giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness at such time, in which case, if the Incurrence of such entire amount would be permitted under Section 4.4(b)(1)(ii) at such time after giving such pro forma effect, such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with the Consolidated Net Secured Leverage Ratio component of any provision in this Section 4.4, or (B) giving pro forma effect to the Incurrence of the amount drawn at such time under such revolving Indebtedness in which case, if the Incurrence of such drawn amount would permitted under Section 4.4(b)(1)(ii) at such time after giving such pro forma effect, such drawn amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with the Consolidated Net Secured Leverage Ratio component of any provision of this

Section 4.4; provided that, at any time, the lesser of (i) such entire committed amount, in the case of clause (A), or such drawn amount, in the case of clause (B), and (ii) the entire committed amount of such revolving Indebtedness at such time, if any, will be deemed to be outstanding under Section 4.4(b)(1)(ii) for all purposes. The Issuer may revoke an election pursuant to this paragraph at any time, at which time the entire drawn outstanding amount of such revolving Indebtedness will be deemed to be Incurred at such time.

(h) In the case of any refinancing of any Indebtedness, Disqualified Equity Interests or Preferred Stock permitted under Sections 4.4(b)(1), (7), (21) or (23) or any portion thereof, the amount of Indebtedness, Disqualified Equity Interests or Preferred Stock being Incurred to finance the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs, accrued interest and other costs and expenses incurred in connection with such refinancing will not be deemed to be an Incurrence or issuance of Indebtedness, Disqualified Equity Interests or Preferred Stock for purposes of this Section 4.4.

(i) Notwithstanding anything in this Section 4.4 to the contrary, in the case of any Indebtedness, Disqualified Equity Interests or Preferred Stock Incurred to refinance Indebtedness, Disqualified Equity Interests or Preferred Stock initially Incurred in reliance on Sections 4.4(b)(1), (7), (21) or (23), measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the percentage of Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Equity Interests or Preferred Stock does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs and other costs and expenses incurred in connection with such refinancing.

SECTION 4.5 Limitation on Restricted Payments.

(a) Neither the Company nor the Issuer will, nor will they permit any Restricted Subsidiary to, make any Restricted Payment if at the time the Company, the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default has occurred and is continuing (or would result therefrom);

(2)	immediately after giving effect to such transaction on a pro forma basis, the Company could not Incur $1.00 of additional Coverage Indebtedness; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared, made, agreed to pay or make or for which an obligation has been incurred subsequent to the Issue Date (without duplication and excluding Restricted Payments made pursuant to Sections 4.5(b)(1), (2), (3), (5), (6) (7), (8), (9), (10), (13), (15), (17) and (18)) would exceed the sum of (without duplication):

(A)

50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter of the Company immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter of the Company for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds, or Fair Market Value of assets, received by the Company from the issue or sale of its Equity Interests (other than Disqualified Equity Interests) or other capital contributions subsequent to the Issue Date (other than in connection with the Transactions), other than:

(i)	Net Cash Proceeds, or the Fair Market Value of assets, received by the Company from an issuance or sale of such Equity Interests to the Issuer or another subsidiary of the Company or the Issuer or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company, the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(ii)	Excluded Contributions; plus

(C)	the amount by which Indebtedness of the Company, the Issuer or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by the Issuer or another subsidiary of the Company) subsequent to the Issue Date (other than in connection with the Transactions) of any Indebtedness of the Company, the Issuer or any Restricted Subsidiary converted or exchanged for Qualified Equity Interests (less the amount of any cash, or the Fair Market Value of any other property (excluding such Equity Interests), distributed by the Company upon such conversion or exchange); plus

(D)	an amount equal to:

(i)	100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of repurchases or redemptions of Restricted Investments by such Person, proceeds realized upon the sale or other disposition of such Restricted Investment (other than to the Company, the Issuer or a Restricted Subsidiary), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company, the Issuer or any Restricted Subsidiary, including dividends received from Unrestricted Subsidiaries, which amount in each case under this clause (i) was included in the calculation of the amount of Restricted Payments made; or

(ii)	the Fair Market Value of the Investment in an Unrestricted Subsidiary that is being redesignated as a Restricted Subsidiary of the Company or the merger, amalgamation, arrangement or consolidation of an Unrestricted Subsidiary with and into, or the transfer or conveyance of all or substantially all of its assets to, the Company, the Issuer or any of the Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) other than in each case to the extent that the designation of such subsidiary as an Unrestricted Subsidiary was made pursuant to Section 4.5(b)(16) or constituted a Permitted Investment.

(b) Section 4.5(a) will not prohibit:

(1)	the Issuer and any Restricted Subsidiary declaring and paying dividends or making other distributions with respect to its Equity Interests, or making other Restricted Payments described in clause (1) of the definition thereof in respect of its Equity Interests, in each case, so long as, in respect of any Equity Interests of the Issuer or such Restricted Subsidiary if it is not a wholly owned subsidiary of the Company, such payment, distribution or Restricted Payment is made at least ratably to the Company, the Issuer or Restricted Subsidiary that holds such Equity Interests of such series;

(2)	the Company declaring and paying dividends or distributions with respect to its Equity Interests payable solely in shares of Qualified Equity Interests;

(3)	Restricted Payments:

(A)	pursuant to and in accordance with stock option plans, other benefit plans or employment agreements approved by the Board of Directors of the Company for existing or former directors, officers, employees or consultants of the Company, the Issuer and the Restricted Subsidiaries; and

(B)	pursuant to and in accordance with stock option plans and other benefit plans in connection with the separation and distribution as contemplated in the Separation Documents (as described in the Offering Memorandum);

provided, however, that in no event shall the aggregate amount of such Restricted Payments under this Section 4.5(b)(3) exceed $25 million during any fiscal year (with any unused amount of such base amount from any fiscal year available for use in the next two succeeding fiscal years following the use of the base amount permitted by this Section 4.5(b) (3) in such succeeding fiscal years; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)	the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interest) of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Company, in each case to any future, present or former employees, directors, officers, members of management or consultants of the Company, any of its subsidiaries or any of its direct or indirect parent companies that occurs on or after the Distribution Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.5(a)(3); plus

(ii)	the cash proceeds of key man life insurance policies received by the Company, the Issuer or any of the Restricted Subsidiaries (or by any direct or indirect parent company to the extent contributed to the Company) after the Distribution Date;

(4)	cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any transaction otherwise permitted under this Section 4.5;

(5)	repurchases of Equity Interests upon the exercise of stock options, warrants, other rights to purchase Equity Interests or other convertible securities or similar securities if such Equity Interests represent a portion of the exercise price thereof or withholding of Equity Interests to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities;

(6)	declaration and payment of the Distribution Date Distribution (without duplication of Restricted Payments made pursuant to Section 4.5(b)(7));

(7)	Restricted Payments (a) under the Separation Documents as described in the Offering Memorandum (without duplication of Restricted Payments made pursuant to Section 4.5(b)(6)) or (b) with the net proceeds from the sale of the Yadkin Facility as such sale is described in the Offering Memorandum;

(8)	the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of any defeasance or other acquisition or retirement for value of any Equity Interests, Disqualified Equity Interests or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Qualified Equity Interests; provided, however, that the Net Cash Proceeds from such sale of Qualified Equity Interests will be excluded from Section 4.5(a)(3)(B);

(9)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company, the Issuer or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company, the Issuer or any Restricted Subsidiary so long as such refinancing Subordinated Obligations are permitted to be Incurred pursuant to Section 4.4 and constitute Refinancing Indebtedness;

(10)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Equity Interests of the Company, the Issuer or any Restricted Subsidiary at the stated maturity thereof or made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Equity Interests of the Company, the Issuer or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Equity Interests are permitted to be Incurred pursuant to Section 4.4 and constitute Refinancing Indebtedness;

(11)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.11 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.7; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, a Change of Control Offer or Asset Disposition Offer, as applicable, has been made as provided in Sections 4.11 or 4.7, as applicable, with respect to the Notes and the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer has been completed;

(12)	(A) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.5 and (B) the redemption of Subordinated Obligations within 60 days after the date on which notice of such redemption was given, if at the date of the giving of such notice of redemption, such redemption would have complied with this Section 4.5;

(13)	the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Company, the Issuer or a Restricted Subsidiary or Preferred Stock of the Issuer or a Restricted Subsidiary issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(14)	payments or distributions to holders of the Equity Interests of the Company, the Issuer or any Restricted Subsidiary pursuant to appraisal or dissenter rights required under applicable law or pursuant to a court order in connection with any merger, amalgamation, arrangement, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets;

(15)	the Company declaring and making annual ordinary dividends in an aggregate amount not to exceed the following amounts for each period set forth below:

Time Period	Amount
Distribution Date to Dec 31, 2017	$37,500,000
Jan 1, 2018 to Dec 31, 2018	$37,500,000
Jan 1, 2019 to Dec 31, 2019	$50,000,000
Jan 1, 2020 to Dec 31, 2020	$50,000,000
Jan 1, 2021 to Dec 31, 2021	$75,000,000
Jan 1, 2022 to Dec 31, 2022	$75,000,000
Jan 1, 2023 to Dec 31, 2023	$75,000,000
Jan 1, 2024 to Dec 31, 2024	$75,000,000
Jan 1, 2025 to Dec 31, 2025	$75,000,000
Jan 1, 2026 to the Maturity Date of the 2026 Notes	$75,000,000

with 50% of any unused amount of such base amount from any such time period available for use in the next succeeding time period following the use of the base amount permitted by this Section 4.5(b)(15) in such succeeding time period;

(16)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this Section 4.5(b)(16), not to exceed the greater of (x) $250 million and (y) 1.5% of Consolidated Total Assets;

(17)	any other Restricted Payment if, immediately after giving effect to such Restricted Payment as if it had occurred on the last day of the fiscal quarter of the Company most recently ended for which internal financial statements are available, the Consolidated Net Total Leverage Ratio would not be greater than 1.5 to 1.00;

(18)	Restricted Payments in an aggregate amount equal to the aggregate amount of Excluded Contributions;

(19)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees; and

(20)	(i) any payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former directors, officers or employees of the Company, the Issuer or any Restricted Subsidiary, (ii) any non-cash repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights (for the avoidance of doubt, it being understood that any required withholding or similar tax related thereto may be paid by the Company, the Issuer or any Restricted Subsidiary in cash), and (iii) loans or advances to officers, directors and employees of the Company, the Issuer or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of the Company, provided that no cash is actually advanced pursuant to this subclause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under Sections 4.5(b)(16) and (17), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company, the Issuer or any Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

(d) For purposes of determining compliance with this Section 4.5, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of one or more of Sections 4.5(b)(1) through (19) above or the definition of “Permitted Investments”, or is entitled to be made pursuant to Section 4.5(a), the Issuer, in its sole discretion, will classify, and may later reclassify (based on circumstances existing on the date of such reclassification), such Restricted Payment or Investment (or portion thereof) between one or more of such Sections 4.5(b) (1) through (19), such clauses of the definition of “Permitted Investments and/or Section 4.5(a) in a manner that complies with this Section 4.5.

(e) The amount of all Restricted Payments paid in cash shall be its face amount. For purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments, the U.S. dollar-equivalent of a Restricted Payment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date the Company, the Issuer or the Restricted Subsidiary, as the case may be, first commits to such Restricted Payment.

SECTION 4.6 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) Neither the Company nor the Issuer shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist or become effective any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary to:

(1)	pay dividends or other distributions with respect to any of its Equity Interests to the Company, the Issuer or any Restricted Subsidiary or repay Indebtedness or other obligations owed to the Company, the Issuer or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(2)	make loans or advances to the Company, the Issuer or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company, the Issuer or any of the Restricted Subsidiaries to other Indebtedness Incurred by the Company, the Issuer or any Restricted Subsidiary shall not be deemed a restriction on the ability to pay any Indebtedness or other Obligations); or

(3)	sell, lease or transfer any of its property or assets to the Company, the Issuer or any Restricted Subsidiary;

(b) The foregoing provision will not apply:

(1)	in the case of Sections 4.6(a)(1), (2) and (3), to:

(A)	restrictions and conditions imposed by law, rule, regulation or order or by the Notes, the Note Guarantees or this Indenture or any agreement or document evidencing Refinancing Indebtedness in respect of the Notes; provided that the restrictions and conditions contained in any such agreement or document, taken as a whole, are not less favorable in any material respect to the Holders than the restrictions and conditions imposed by this Indenture;

(B)	restrictions and conditions, including those imposed by the Revolving Credit Agreement and related documentation, the BNDES Loans and related documentation and other agreements or instruments, as in effect on the Issue Date;

(C)	in the case of any Person that is not a wholly owned subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Person and its subsidiaries and to the Equity Interests of such Person and its subsidiaries;

(D)	customary restrictions and conditions contained in agreements relating to the sale of all or a portion of the Equity Interests of a Restricted Subsidiary or any assets of the Company, the Issuer or any Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Restricted Subsidiary and its subsidiaries or the assets that are to be sold and, in each case, such sale is permitted under this Indenture;

(E)	restrictions and conditions existing on the Issue Date (or any extension or renewal of, or any amendment, modification or replacement, not expanding the scope of, any such restriction or condition);

(F)	any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or instrument referred to in Sections 4.6(b)(1)(A), (B) or (E); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of an executive officer of the Company, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in Sections 4.6(b)(1)(A), (B) or (E);

(G)	(i) other Indebtedness Incurred, or Preferred Stock or Disqualified Equity Interests issued, in each case, in accordance with Section 4.4 that, in the good faith judgment of an executive officer of the Company, are not materially more restrictive, taken as a whole, than those applicable to the Company in this Indenture on the Distribution Date (which results in encumbrances or restrictions at a Restricted Subsidiary level or at the Issuer comparable to those applicable to the Company) or (ii) other Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.4; provided that with respect to clause (ii), such encumbrances or restrictions will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment of an executive officer of the Company at the time such encumbrances or restrictions are entered into);

(H)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(I)	any encumbrance or restriction effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Issuer, is necessary or advisable to effect such Qualified Receivables Financing; and

(J)	restrictions and conditions imposed by any agreement relating to Indebtedness of any Person (other than an Unrestricted Subsidiary) in existence at the time such Person became a Restricted Subsidiary and otherwise permitted under Section 4.4(b)(7), if such restrictions and conditions apply only to such Restricted Subsidiary;

(2)	in the case of Section 4.6(a)(3), to:

(A)	customary provisions in leases, licenses and similar agreements restricting the subletting, assignment or transfer of the property subject to such lease, license or similar agreement; and

(B)	security agreements or mortgages securing Indebtedness of a Restricted Subsidiary of the Company to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

SECTION 4.7 Limitation on Sales of Assets and Subsidiary Stock.

(a) Neither the Company nor the Issuer will, nor will they permit any Restricted Subsidiary, directly or indirectly, to consummate any Asset Disposition unless:

(1)	the Company, the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the Equity Interests and assets subject to such Asset Disposition; and

(2)	at least 75% of the consideration from such Asset Disposition received by the Company, the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b) Within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, the Company, the Issuer or any Restricted Subsidiary may apply, at its option, an amount equal to 100% of the Net Available Cash from such Asset Disposition:

(1)	to repay Obligations under the Revolving Credit Agreement and to correspondingly reduce commitments with respect thereto;

(2)	to repay (and, in the case of a revolving credit facility, correspondingly reduce commitments with respect thereto) Obligations under other Secured Indebtedness of the Company, the Issuer or any Restricted Subsidiary(other than any Disqualified Equity Interests or Subordinated Obligations) other than Indebtedness owed to the Company, the Issuer or a Restricted Subsidiary;

(3)	to repay (and, in the case of a revolving credit facility, correspondingly reduce commitments with respect thereto) Obligations under other Indebtedness of the Company, the Issuer or any Restricted Subsidiary (other than any Disqualified Equity Interests or Subordinated Obligations) other than Indebtedness owed to the Company, the Issuer or a Restricted Subsidiary; provided that the Company shall equally and ratably reduce Obligations under the Notes as provided in Section 5 of the Notes and Sections 3.3 and 3.4 through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an Asset Disposition Offer (as defined below) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid;

(4)	to invest in Additional Assets or make capital expenditures in or that are used or useful in the Alcoa Corporation Business;

(5)	to pay (and, in the case of a revolving credit facility, correspondingly reduce commitments with respect thereto) Obligations under Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company, the Issuer or another Restricted Subsidiary; or

(6)	in any combination of applications described in Sections 4.7(b)(1), (2), (3), (4) or (5) above;

provided that pending the final application of any such Net Available Cash in accordance with Sections 4.7(b)(1), (2), (3), (4), (5) or (6) above and 4.7(e) below, the Company, the Issuer and Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of Section 4.7(b)(4), a binding commitment to invest in Additional Assets or to make such capital expenditures shall be treated as a permitted application of an amount of Net Available Cash from the date of such commitment so long as the Company, the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such amount of Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before such amount of Net Available Cash is applied in connection therewith, the Company, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such amount of Net Available Cash is applied, then such amount of Net Available Cash shall constitute Excess Proceeds.

(c) Notwithstanding the foregoing, to the extent that any of or all the Net Available Cash of any Asset Dispositions by a subsidiary (x) are prohibited or delayed by applicable local law from being repatriated to the Issuer or (y) would have a material adverse Tax consequence (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Company in its sole discretion, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 4.7, and such amounts may be retained by the applicable subsidiary; provided that clause (x) of this Section 4.7(c) shall apply to such amounts so long, but only so long, as the applicable local law will not permit repatriation to the Issuer (the Company hereby agreeing to use reasonable efforts to cause the applicable subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Available Cash is permitted under the applicable local law and is not subject to clause (y) of this Section 4.7(c) then such repatriation will be promptly effected and such repatriated Net Available Cash will be applied (whether or not repatriation actually occurs) in compliance with this Section 4.7; provided, further, that the aggregate amount of Net Available Cash retained pursuant to clause (y) of this Section 4.7(c) shall not exceed $250 million at any one time outstanding. The time periods set forth in this Section 4.7 shall not start until such time as the Net Available Cash may be repatriated (whether or not such repatriation actually occurs).

(d) For the purposes of Section 4.7(a)(2) and for no other purpose, the following will be deemed to be cash:

(1)	any liabilities (as shown on the Company’s, the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Company, the Issuer or any Restricted

Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees, (y) Preferred Stock and (z) Disqualified Equity Interests) that are assumed by the transferee of any such assets and from which the Company, the Issuer and all such Restricted Subsidiaries or that are otherwise cancelled or terminated in connection with the transaction with such transferee, in each case for which have been validly released by all creditors in writing;

(2)	the principal amount of any Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Disposition (other than intercompany debt owed to the Company, the Issuer or the Restricted Subsidiaries), to the extent that the Company, the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;

(3)	any Designated Non-Cash Consideration received by the Company, the Issuer or such Restricted Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.7(d)(3) that is at that time outstanding, not in excess of the greater of (i) $200 million and (ii) 1.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(4)	any securities, notes or other obligations received by the Company, the Issuer or any Restricted Subsidiary from the transferee that are converted by the Company, the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Disposition.

(e) Any amount of Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.7(b) will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, or earlier at the Company’s option, if the aggregate amount of Excess Proceeds exceeds $100 million, the Company, the Issuer or a Restricted Subsidiary will make an offer (“Asset Disposition Offer”) to all Holders and, at the Issuer’s election, to the holders of any Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in this Indenture or the agreements governing the relevant Pari Passu Indebtedness, as applicable, in each case in denominations of $200,000 and larger integral multiples of $1,000 in excess thereof. The Company, the Issuer or such Restricted Subsidiary will commence an Asset Disposition Offer with respect to Excess Proceeds by mailing by first-class mail (or otherwise delivered in accordance with the applicable procedures of DTC) the notice required pursuant to the terms of this Indenture to the Holders at each Holder’s registered address, with a copy to the Trustee. To the extent that the aggregate amount of Notes and the relevant Pari Passu Indebtedness validly tendered and not validly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company, the Issuer or a Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Notes and Pari Passu Indebtedness

to be repurchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and tendered Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, regardless of the amount of Excess Proceeds used to purchase Notes or other Pari Passu Indebtedness pursuant to such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(f) The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company, the Issuer or the applicable Restricted Subsidiary will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness required to be purchased pursuant to this Section 4.7 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered and not validly withdrawn, all Notes and Pari Passu Indebtedness validly tendered and not validly withdrawn in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made under this Indenture.

(g) On or before the Asset Disposition Purchase Date, the Company, the Issuer or the Restricted Subsidiary will, to the extent lawful, accept for payment, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not validly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not validly withdrawn, all Notes and Pari Passu Indebtedness so tendered and not withdrawn, in the case of the Notes in integral multiples of $1,000; provided that if, following the repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $200,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $200,000. The Company, the Issuer or such Restricted Subsidiary will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company, the Issuer or such Restricted Subsidiary in accordance with the terms of this Section 4.7. The Company, the Issuer or such Restricted Subsidiary will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to a paying agent on or before noon New York City time one Business Day prior to the Asset Disposition Purchase Date to remit to each tendering Holder an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder and accepted by the Company, the Issuer or such Restricted Subsidiary for purchase, and, if less than all of the Notes tendered are purchased pursuant to the Asset Disposition Offer, the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered (or, in the case of a registered Note, cause the principal amount of such Note to be adjusted in accordance with the applicable procedures of DTC); provided that each such new Note will be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Company, the Issuer or such Restricted Subsidiary to the Holder thereof. The Company, the Issuer or such Restricted Subsidiary will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(h) The Company, the Issuer and any Restricted Subsidiary will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.7. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.7, the Company, the Issuer and such Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.7 by virtue of its compliance with such securities laws or regulations.

SECTION 4.8 Limitation on Affiliate Transactions.

(a) Neither the Company nor the Issuer shall, nor shall they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate consideration in excess of $25 million (an “Affiliate Transaction”) unless:

(1)	such Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Company, the Issuer or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; and

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $50 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in Section 4.8(a)(1)).

(b) The provisions of Section 4.8(a) will not prohibit:

(1)	any transaction between the Company and the Issuer, the Company and/or the Issuer and any Restricted Subsidiary or between any Restricted Subsidiaries and any Guarantees issued by the Company, the Issuer or a Restricted Subsidiary for the benefit of the Company, the Issuer or any Restricted Subsidiary, as the case may be, in accordance with Section 4.4;

(2)	any Restricted Payment permitted to be made pursuant to Section 4.5 and any Permitted Investments;

(3)	the payment of reasonable fees to, and expenses of, directors of the Company, the Issuer or any Restricted Subsidiary who are not employees of Company, the Issuer or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Company, the Issuer or any Restricted Subsidiary in the ordinary course of business;

(4)	any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company’s Board of Directors;

(5)	employment and severance arrangements entered into in the ordinary course of business between the Company, the Issuer or any Restricted Subsidiary and any employee thereof and approved by the Company’s Board of Directors;

(6)	transactions occurring in connection with the separation and distribution pursuant to the Separation Documents (as described in the Form 10 and the Offering Memorandum);

(7)	any agreement as in effect as of the Issue Date, as such agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not materially less favorable to the Company, the Issuer or such Restricted Subsidiary in any material respect in the good faith judgment of by an executive officer of the Company or the Board of Directors of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(8)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with the Company, the Issuer or any Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation, and any amendment thereto (so long as any such amendment is not more materially less favorable to the Company, the Issuer or such Restricted Subsidiary in the good faith judgment of an executive officer or the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation);

(9)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services or any management services or support agreements, in each case in the ordinary course of the business of the Company, the Issuer and the Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Board of Directors of the Company or an executive officer of the Company, such transactions or agreements are on terms that are not materially less favorable, when taken as a whole, to the Company, the Issuer or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions or agreements in a comparable transaction or agreement by the Company, the Issuer or such Restricted Subsidiary with an unrelated Person;

(10)	any issuance or sale of Equity Interests (other than Disqualified Equity Interests) of the Company to Affiliates of the Company and any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect securityholders of the Company (and the performance of such agreements);

(11)	any transaction with a Person that is an Affiliate of the Company solely because the Company, the Issuer or any Restricted Subsidiary owns, directly or indirectly, any equity interest in or otherwise controls such Person; provided that no Affiliate of the Company, other than the Company, the Issuer or any Restricted Subsidiary, shall have a beneficial interest or otherwise participate in such Person other than through such ownership of such Person;

(12)

transactions between the Company, the Issuer or any Restricted Subsidiary and any Person that is an Affiliate solely because one or more of its directors is also a director of the Company, the Issuer or any Restricted Subsidiary; provided that such director abstains from voting as a director of the Company, the Issuer or such Restricted Subsidiary, as the case may be, on any matter involving such other Person;

(13)	any merger, amalgamation, arrangement, consolidation or other reorganization of the Company with an Affiliate solely for the purpose and with the sole effect of forming a holding company or reincorporating the Company in a new jurisdiction;

(14)	the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and one or more subsidiaries, on the one hand, and any other Person with which the Company and such subsidiaries are required or permitted to file a consolidated tax return or with which the Company and such subsidiaries are part of a consolidated group for tax purposes, on the other hand;

(15)	pledges of Equity Interests or Indebtedness of Unrestricted Subsidiaries;

(16)	any transaction effected as part of a Qualified Receivables Financing; provided, that such transactions are not otherwise prohibited by terms of this Indenture;

(17)	transactions in connection with the Ma’aden Guarantees and any Refinancing Ma’aden Guarantees;

(18)	(a) investments by Affiliates in securities of the Company, the Issuer or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company, the Issuer or such Restricted Subsidiary generally to other investors capable of making such investments pursuant to a bona fide offer on the same or more favorable terms to the Company, the Issuer or such Restricted Subsidiary and (b) payments to Affiliates in respect of securities of the Company, the Issuer or any Restricted Subsidiary contemplated in the foregoing clause (a) or that were acquired from Persons other than the Company, the Issuer and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(19)	intellectual property licenses in the ordinary course of business or consistent with industry practice; and

(20)	transactions in which the Company, the Issuer or any of its Restricted Subsidiaries delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company, the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Company, the Issuer or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate.

SECTION 4.9 Limitation on Liens.

(a) Neither the Company nor the Issuer shall, nor shall the Company or the Issuer permit any Restricted Subsidiary to Incur any Lien (other than Permitted Liens) on any asset (including

Equity Interests of the Issuer and the other subsidiaries of the Company) now owned or hereafter acquired by it, to secure any Indebtedness of the Company, the Issuer or any Restricted Subsidiary, unless contemporaneously with the Incurrence of such Liens:

(1)	in the case of Liens securing Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property or assets that is senior in priority to such Liens; or

(2)	in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property or assets that is senior in priority to such Liens.

(b) Any Lien created for the benefit of Holders pursuant to this Section 4.9 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens that gave rise to the obligation to secure the Notes and related Note Guarantees pursuant to Sections 4.9(a)(1) and (2).

(c) For the purpose of this Section 4.9:

(1)	accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount and the payment of interest in the form of additional indebtedness will not be deemed to be an Incurrence of the Indebtedness secured by the relevant Lien;

(2)	in determining compliance with any U.S. dollar-denominated restriction on the securing of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based upon the relevant currency exchange rate in effect on the date such Indebtedness was Incurred;

(3)	the maximum amount of Indebtedness that the Company, the Issuer and the Restricted Subsidiaries may secure shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies; and

(4)	(A) any Liens outstanding after the separation and distribution on the Distribution Date under the Revolving Credit Agreement will be treated as Incurred under clause (1) of the definition of Permitted Liens and (B) the Company will, in its sole discretion, classify all other Liens Incurred on or prior to, and outstanding on, the Distribution Date to the clauses of the Permitted Liens definition to the extent such Liens meet the criteria thereof; provided that, to the extent the Company is unable to classify any such Liens and does not secure the Notes pursuant Section 4.9(a)(1) or (2), a Default will be deemed to have occurred under this Section 4.9.

SECTION 4.10 Maintenance of Ownership in AWAC. Notwithstanding anything to the contrary in this Indenture, neither the Company nor the Issuer will, nor will they permit any Restricted Subsidiary to, take any action that would result in the Company, directly or indirectly, holding, in the aggregate, less than 51% of the aggregate ordinary voting power with respect to, or less than 51% of the aggregate equity value of, AWAC.

SECTION 4.11 Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs after the Distribution Date, unless the Issuer has given notice to redeem all of the outstanding Notes of the applicable Series as described under Article 3, each Holder of such Notes will have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to but not including the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Repurchase Event, unless the Issuer has previously or concurrently mailed (or otherwise delivered in accordance with the applicable procedures of DTC) a redemption notice with respect to all outstanding Notes of the applicable Series as described under Article 3, the Issuer will mail a notice by first-class mail (or otherwise delivered in accordance with the applicable procedures of DTC) to each Holder of the Notes of such Series with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date) (the “Change of Control Payment Date”);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3)	the instructions, as determined by the Issuer, consistent with this Section 4.11, that a Holder must follow in order to have its Notes purchased.

The notice shall, if delivered (or otherwise delivered in accordance with the applicable procedures of DTC) prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes of the applicable Series or portions of such Notes (of $200,000 or larger integral multiples of $1,000 in excess thereof) validly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes of such Series or portions of such Notes so accepted for payment; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the Notes of such Series so accepted for payment together with an Officer’s Certificate stating the aggregate principal amount of such Notes or portions of such Notes being purchased by the Issuer in accordance with the terms of this Section 4.11.

(d) The Paying Agent will promptly mail to each Holder of Notes so accepted for payment the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $200,000 or integral multiples of $1,000 in excess thereof. On and after the purchase date, interest will cease to accrue on the Notes or portions thereof purchased.

(e) The Issuer will not be required to make a Change of Control Offer following a Change of Control Repurchase Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes of the applicable Series validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption in respect of all of the outstanding Notes of such Series that is or has become unconditional has been given as described under Article 3.

(f) A Change of Control Offer may be made in advance of a Change of Control, conditional upon a Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. In the event that the Change of Control has not occurred as of the purchase date for the Change of Control Offer specified in the notice therefor (or amendment thereto), the Issuer (or third party offeror) may, in its discretion, rescind such notice or amend it to specify another purchase date.

(g) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.11, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue of its compliance with such securities laws or regulations.

SECTION 4.12 Designation of Unrestricted and Restricted Subsidiaries.

(a) The Board of Directors of the Company may designate any subsidiary of the Company (including any existing subsidiary and any newly formed or newly acquired subsidiary but excluding the Issuer) to be an Unrestricted Subsidiary only if:

(1)	immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing;

(2)	such subsidiary or any of its subsidiaries does not own any Equity Interests or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(3)	such designation and the Investment of the Company in such subsidiary complies with Section 4.5 (unless the subsidiary to be so designated has total consolidated assets of $1,000 or less);

(4)	on the date such subsidiary is designated an Unrestricted Subsidiary, such subsidiary and its subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company, the Issuer or any of its Restricted Subsidiaries; and

(5)	on the date such subsidiary is designated an Unrestricted Subsidiary, no Suspended Covenants are suspended pursuant to Section 4.13 unless such designation would have complied with Section 4.5 as if such Section were in effect during such period.

(b) Any designation by the Board of Directors of the Company in accordance with Section 4.12(a) shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions described in Section 4.12(a). If, at any time, any Unrestricted Subsidiary would fail to meet any of the requirements specified in Section 4.12(a)(4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such subsidiary shall be deemed to be Incurred as of such date.

(c) The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and on a pro forma basis taking into account such designation, either (x) at least $1.00 of additional Coverage Indebtedness could be incurred or (y) the Consolidated Coverage Ratio would be equal to or higher than such ratio immediately prior to such Person being designated an Unrestricted Subsidiary.

(d) As of the Distribution Date, there shall be no Unrestricted Subsidiaries.

(e) For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company, the Issuer and any Restricted Subsidiary (except to the extent repaid) in the subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.5 or pursuant to the definition of “Permitted Investment”, and if the other requirements set forth in Section 4.12(a) are satisfied.

(f) Any designation of a Person as an Unrestricted Subsidiary or a Restricted Subsidiary in violation of this Section 4.12 shall be null and void.

SECTION 4.13 Effectiveness of Covenants.

(a) The covenants contained in Sections 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.11, 5.1(c) and 10.7 shall become effective only upon the Distribution Date.

(b) Following the first day after the Distribution Date (the “Suspension Date”) that:

(1)	the Notes have an Investment Grade rating from one of the Rating Agencies (or both Rating Agencies);

(2)	no Default or Event of Default has occurred and is continuing under this Indenture; and

(3)	the Trustee has received an Officer’s Certificate from the Company confirming the satisfaction of the conditions specified in Sections 4.13(b)(1) and (2),

the Company, the Issuer and the Restricted Subsidiaries will not be subject to Sections 4.4, 4.5, 4.6, 4.7, 4.8 or Section 5.1(a)(4) or 5.1(b)(4) (collectively, the “Suspended Covenants”).

(c) In the event that the Company, the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of Section 4.13(b), and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade rating or downgrades the rating assigned to the Notes below an Investment Grade rating and, as a result, the Notes do not have an Investment Grade rating from at least one Rating Agency, then the Suspended Covenants will be automatically reinstated and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until (i) the Notes subsequently attain an Investment Grade rating from one of the Rating Agencies, (ii) no Default or Event of Default is in existence and (iii) the Trustee has received an Officer’s Certificate from the Company confirming the satisfaction of the conditions specified in the foregoing clauses (i) and (ii) (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade rating from at least one (or both) of the Rating Agencies and no Default or Event of Default is in existence). The period of time between the Suspension Date of the covenants and the Reversion Date is referred to as the “Suspension Period.”

(d) During any period when the Suspended Covenants are suspended, the Company, the Issuer and the Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.9 (including, without limitation, Permitted Liens), and any Permitted Liens that refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the period when the Suspended Covenants were suspended (but solely for purposes of Section 4.9 and for no other covenant).

(e) No Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company, the Issuer or any Restricted Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period; provided, however, that: (i) on the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.4(b)(4) (disregarding the proviso therein); (ii) calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.5 will be made as though Section 4.5 had been in effect since the Distribution Date and prior to, but not during, the Suspension Period (accordingly, during the Suspension Period, the items specified in Sections 4.5(a)(3)(A) through (3)(D) will not increase or decrease the amount available to be made under Section 4.5(a)); (iii) for purposes of determining compliance with Section 4.7(b), the amount of Net Available Cash from all Asset Dispositions not applied in accordance with Section 4.7 will be deemed to be reset to zero; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in Sections 4.6(a)(1) through (3) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.6(b)(1)(E); and (v) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.8(b)(7).

(f) On and after each Reversion Date, the Issuer and its subsidiaries will be permitted to consummate the transactions contemplated by any agreement or commitment entered into during the relevant Suspension Period, so long as such agreement or commitment and such consummation would have been permitted during such Suspension Period.

(g) The Company will provide the Trustee and the Holders with prompt written notice of any suspension of the Suspended Covenants or the subsequent reinstatement of such Suspended Covenants. The Trustee shall have no obligation to independently verify the statements of the Company regarding the ratings of the Notes or the existence of any Default or Event of Default in any such notice.

(h) (i) The Trustee shall not be deemed to have constructive notice of any information contained, or determinable from information contained, in any reports referred to above, including the Issuer’s compliance with any of its covenants in this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates); and (ii) the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, any Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or, subject to Section 7.1(b)(ii), other documents filed under this Indenture.

ARTICLE 5.

SUCCESSORS

SECTION 5.1 Consolidation, Merger and Sale of Assets.

(a) The Company will not consolidate or merge with or into any other Person, or permit any other Person to consolidate or merge with or into it, or liquidate or dissolve into it or, directly or indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as determined on a consolidated basis, in one or a series of related transactions, to any Person unless:

(1)	the continuing, resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the Netherlands, a member state of the European Union (on the date of the Offering Memorandum or at the time of the applicable transaction), the United States, any state thereof or the District of Columbia;

(2)	the Successor Company (if other than the Company) expressly assumes all of the Note Guarantee obligations of the Company and other obligations of the Company in respect of the Notes and this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four fiscal quarter period of the Company for which internal financial statements are available,

(A) the Successor Company would have been able to Incur $1.00 of additional Coverage Indebtedness; or

(B) the Consolidated Coverage Ratio would have been equal to or higher than such ratio immediately prior to such transactions;

(5)	if the Successor Company is not the Company, each Subsidiary Guarantor confirms (by supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee) that its Note Guarantee shall continue to apply in respect of the Notes and this Indenture; and

(6)	if other than the Company, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture, if any, comply with this Indenture.

Notwithstanding Section 5.1(a)(4), (i) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Equity Interests of the Restricted Subsidiary are distributed to any Person other than the Company; and (ii) the Company may consolidate or merge with or into an Affiliate of the Company solely for the purpose of reincorporating the Company in any state of the United States or the District of Columbia.

(b) The Issuer will not consolidate or merge with or into any other Person, or permit any other Person to consolidate or merge with or into it, or liquidate or dissolve into it or, directly or indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as determined on a consolidated basis, in one or a series of related transactions, to any Person unless:

(1)	the continuing, resulting, surviving or transferee Person (the “Successor Issuer”) is a Person (other than an individual) organized and existing under the laws of the Netherlands, a member state of the European Union (on the date of the Offering Memorandum or at the time of the applicable transaction), the United States, any state thereof or the District of Columbia;

(2)	the Successor Issuer (if other than the Issuer) expressly assumes all of the obligations of the Notes and other obligations of the Issuer in respect of this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four fiscal quarter period of the Company for which internal financial statements are available,

(A) the Company would have been able to Incur $1.00 of additional Coverage Indebtedness; or

(B) the Consolidated Coverage Ratio would have been equal to or higher than such ratio immediately prior to such transactions; or

(5)	if the Successor Issuer is not the Issuer, each Subsidiary Guarantor confirms (by supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee) that its Note Guarantee shall continue to apply in respect of the Notes and this Indenture;

(6)	if other than the Issuer, the Successor Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture, if any, comply with this Indenture; and

(7)	the transaction does not violate Section 4.7.

Notwithstanding the foregoing Section 5.1(b)(4), (i) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Issuer so long as no Equity Interests of the Restricted Subsidiary are distributed to any Person other than the Issuer; and (ii) the Issuer may consolidate or merge with or into an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in any state of the United States or the District of Columbia.

(c) A Subsidiary Guarantor will not consolidate or merge with or into any other Person, or permit any other Person to consolidate or merge with or into it, or liquidate or dissolve into it or, directly or indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as determined on a consolidated basis, in one or a series of related transactions, to any Person unless (in circumstances where the Subsidiary Guarantee will not be automatically released and discharged from its obligations thereunder as permitted under this Indenture):

(1)	the continuing, resulting, surviving or transferee Person (the “Successor Subsidiary Guarantor”) is a Person organized and existing under the laws of the jurisdiction under which any Subsidiary Guarantor is organized or under the laws of the Netherlands, the United States, any state thereof or the District of Columbia or a member state of the European Union (on the date of the Offering Memorandum or at the time of the applicable transaction) or the Organisation for Economic Co-Operation and Development;

(2)	the Successor Subsidiary Guarantor (if other than a Subsidiary Guarantor) expressly assumes all of the Note Guarantee obligations of the Subsidiary Guarantor and other obligations of the Subsidiary Guarantor in respect of the Notes and this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture, if any, comply with this Indenture; and

(5)	the transaction does not violate Section 4.7.

(d) For purposes of this Section 5.1, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the Company, which properties and assets, if held by the Company instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

(e) Upon any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company, the Issuer or a Subsidiary Guarantor in accordance with this Section 5.1, each of the Company, the Issuer and Subsidiary Guarantors, as the case may be, will be released from its obligations, under this Indenture, the Notes and the Note Guarantees, as applicable, and the Successor Company, Successor Issuer and the Successor Subsidiary Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company, the Issuer or the Subsidiary Guarantors, as applicable, under this Indenture, the Notes and the Note Guarantees; provided that, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Notes, and the Company or a Subsidiary Guarantor, as the case may be, will not be released from its obligations under its Note Guarantee. Nothing in this Section 5.1 restricts the Company, the Issuer or a Subsidiary Guarantor from converting into a corporation, partnership, limited partnership, limited liability company or similar entity form.

ARTICLE 6.

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default. (a) Each of the following shall be an “Event of Default” with respect to each series of Notes:

(1)	a default in the payment of interest on the Notes of such series when due, continued for 30 days;

(2)	a default in the payment of principal of any Note of such series when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company, the Issuer or any Subsidiary Guarantor to comply with its obligations under Section 5.1;

(4)	the failure by the Company, the Issuer or any Subsidiary Guarantor to comply for 60 days after notice with any of its obligations, covenants or other agreements under this Indenture or the Notes of such series (other than a default referred to in Sections 6.1(a)(1), (2) or (3) above);

(5)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company, the Issuer or any Restricted Subsidiary (or the payment of which is Guaranteed by the Company, the Issuer or any Restricted Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A)	is caused by a failure to pay principal on such Indebtedness at its Stated Maturity (after giving effect to any applicable grace period provided in such Indebtedness) (“payment default”); or

(B)	results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated and remains unpaid, aggregates $100 million or more (or its foreign currency equivalent);

(6)	failure by the Company, the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100 million (or its foreign currency equivalent) (net of any amounts covered by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 90 days or more after such judgment becomes final and non-appealable (the “judgment default provision”);

(7)	(A) the Company, the Issuer or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a Bankruptcy Custodian of it or for any substantial part of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) admits in writing its inability to pay its debts as they become due;

or takes any comparable action under any foreign laws relating to insolvency; or

(B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, the Issuer or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary, in an involuntary case;

(ii) appoints a Bankruptcy Custodian of the Company, the Issuer or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary, or for any substantial part of the property of any of the foregoing; or

(iii) orders the winding up or liquidation of the Company, the Issuer or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains     unstayed and in effect for 90 days (the provisions of this Section 6.1(a)(7) being the “bankruptcy provisions”);

(8)	the failure by the Company or the Issuer to comply with, or the breach of, any material provision of the Escrow Agreements prior to the Distribution Date; or

(9)	the Note Guarantee of the Company, or any Note Guarantee of a Significant Subsidiary (other than a Norwegian Guarantor (as defined in the Offering Memorandum)) or any group of Subsidiary Guarantors (other than any Norwegian Guarantor (as defined in the Offering Memorandum)) that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a final and non-appealable judicial proceeding or a responsible officer of the Company or any Subsidiary Guarantor that is a Significant Subsidiary or the responsible officers of any group of Subsidiary Guarantors that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary, denies or disaffirms in writing its obligations under this Indenture or its Note Guarantee, other than by reason of the termination of this Indenture or release of any such Note Guarantee in accordance with this Indenture.

The foregoing clauses shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under Section 6.1(a)(4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the Notes of the applicable Series then outstanding notify the Company and the Issuer of the default and the Company and the Issuer do not cure such default within the time specified after receipt of such notice. Any default for the failure to deliver any report within the time periods prescribed in Section 4.2 or to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the subsequent delivery of any such report, notice or certificate, even though such delivery is not within the prescribed period specified.

The term “Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, the United States Bankruptcy Code, 11 United States Code §§ 101 et seq. The term “Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

The Company shall deliver to the Trustee, within 30 days after obtaining knowledge of the occurrence thereof, written notice in the form of an Officer’s Certificate of any Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 6.2 Acceleration. If an Event of Default occurs and is continuing with respect to a Series of Notes, the Trustee (by written notice to the Company) or the holders of at least 25% in principal amount of the Notes of such Series then outstanding (by written notice to the Company and the Trustee) may declare the principal of and accrued but unpaid interest on all the Notes of such Series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified under Section 6.1(a)(7) occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the Holders of not less than a majority in aggregate principal amount of the Notes of the applicable Series by notice to the Trustee may rescind and annul that declaration of acceleration and its consequences if the rescission and annulment would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing with respect to a Series of Notes, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes of such Series or to enforce the performance of any provision of the Notes of such Series or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in principal amount of the Notes of a Series by notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note of such Series, (b) a Default arising from the failure to redeem or purchase any Note of such Series when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.5 Control by Majority. The Holders of a majority in aggregate principal amount of outstanding Notes of a Series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.1, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by such Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or security reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, a Holder may not pursue any remedy with respect to this Indenture or the Notes of a Series unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the Notes of such Series then outstanding have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the Notes of such Series then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder, it being understood that the Trustee has no affirmative duty to ascertain whether or not any actions or forbearances by a Holder are unduly prejudicial to other Holders. In the event that the Definitive Registered Notes are not issued to any beneficial owner promptly after the Registrar has received a request from the Holder of a Global Note to issue such Definitive Registered Notes to such beneficial owner of its nominee, the Issuer expressly agrees and acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of such beneficial holder of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial holder’s Notes as if such Definitive Registered Notes had been issued.

SECTION 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of a Holder to bring suit for the payment of principal, interest or premium (if any) on the Notes held by such Holder, on or after the respective due dates, shall not be modified without the consent of such Holder.

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.7.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents and take such other actions, including participating as members, voting or otherwise, of any committee of creditors appointed in the matter, as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, and its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, the Issuer or any Subsidiary Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to first pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7.

SECTION 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.7;

SECOND: Holders for amounts due and unpaid on the Notes for principal and interest, ratably, and Applicable Premium (if any), ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest and Applicable Premium (if any), respectively; and

THIRD: to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Issuer, a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10.0% in aggregate principal amount of the then outstanding Notes.

SECTION 6.12 Waiver of Stay or Extension Laws. The Issuer and each Guarantor agrees (to the extent it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7.

TRUSTEE

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the Trustee shall not be liable except for the performance of such duties, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon resolutions, statements, instruments, notices, directions, certificates and/or opinions furnished to the Trustee and conforming on their face to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee may (but shall in no way be obligated to) make further inquiry or investigation into such facts or materials as it sees fit.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or bad faith or its own willful misconduct, except that:

(i) this subsection (c) shall not be construed to limit the effect of subsection (b) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Holders of at least 25% in the principal amount of the outstanding Notes of a Series relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture or believed by it to be authorized or permitted by this Indenture.

(d) Subject to this Article 7, if an Event of Default with respect to a Series of Notes occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture, the Notes of such Series or the Note Guarantees at the request or direction of any of the Holders unless the Holders of Notes of such Series have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of Article 7.

SECTION 7.2 Rights of Trustee.

(a) In the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely on any document, resolution, statement, notice, direction, certificate and/or opinion believed by it to be genuine and to have been signed or presented by the proper Person.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both conforming to Section 11.4. The Trustee shall not be liable for any action it takes or omits to take in good faith in conclusive reliance on the Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute bad faith, willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes, including any Opinion of Counsel, shall be full and complete authorization and protection from liability in respect to any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with the advice or opinion of such counsel, including any Opinion of Counsel.

(f) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g) The Trustee shall not be bound to ascertain or inquire as to the performance or observance of any covenants, conditions, or agreements on the part of the Issuer, but the Trustee may require of the Issuer full information and advice as to the performance of the covenants, conditions and agreements contained herein.

(h) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty.

(i) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Trust Officer of the Trustee has received from the Issuer or the Holders of not less than 25% in aggregate principal amount of the Notes of the affected Series then outstanding written notice thereof at the Corporate Trust Office of the Trustee, and such notice references the Notes of such Series and this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and each other agent, custodian and Person employed to act hereunder.

(k) [Reserved].

(l) In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m) Any request or direction of the Issuer or other Person mentioned herein shall be sufficiently evidenced by an Officer’s Certificate or certificate of an Officer of such other Person and any resolution of the Board of Directors of the Issuer or of such other Person may be sufficiently evidenced by a board resolution certified by the secretary or assistant secretary (or similar officer) of such Person.

(n) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be updated and delivered to the Trustee at any time by the Issuer in its discretion.

(o) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(p) [Reserved].

(q) No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of its duties or obligations under this Indenture, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon it.

SECTION 7.3 Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee; and any Paying Agent, Registrar or any other agent of the Trustee may do the same with like rights; provided, however, that if any of them acquire any “conflicting interest” (within the meaning of Section 310(b) of the Trust Indenture Act), they must eliminate such conflict within 90 days or resign in accordance with the terms of this Indenture.

SECTION 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any other Person in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5 Notice of Defaults. If a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee shall send to each Holder of Notes of the affected Series a notice of the Default within 90 days after it occurs. Except in the case of a Default specified in Sections 6.1(a)(1) or (2), the Trustee may withhold from the Holders of such Series notice of any continuing Default if a committee of its Trust Officers determines in good faith that withholding the notice is not opposed to the interests of the Holders of the Notes of such Series.

SECTION 7.6 [Reserved]

SECTION 7.7 Compensation and Indemnity.

(a) The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its services as shall be agreed to in writing from time to time by the Issuer, the Guarantors and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee, its agents, representatives, officers, directors, employees and attorneys against any and all loss, liability, damage, claim (whether asserted by the Issuer, a Guarantor, a Holder or any other person) or expense (including reasonable compensation and expenses and disbursements of the Trustee’s counsel) arising out of or in connection with the administration of this trust and the performance of its duties, or in connection with the enforcement of any rights hereunder, or arising out of or in connection with the exercise or performance of any of its rights or powers hereunder. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or the Guarantors of their obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation in such defense. The Issuer shall pay the reasonable fees and expenses of counsel to the Trustee reasonably acceptable to the Issuer; provided, however, that the Issuer shall not be required to pay such fees and expenses if the Issuer assumes such defense unless there is a conflict of interest between the Issuer and the Trustee in connection with such defense as determined by the Trustee in consultation with counsel or if there are additional or separate defenses available to the Trustee that are not available to the Issuer and the

Issuer is unable to assert any such defense on the Trustee’s behalf. Notwithstanding the foregoing, the Issuer need not reimburse any expense or indemnify against any loss, liability, damage, claim or expense incurred by the Trustee through its own willful misconduct, bad faith or negligence.

(b) To secure the payment obligations of the Issuer and the Guarantors in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, other than money or property held in trust to pay principal of and interest, if any, on particular Notes.

(c) The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(a)(7) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.8 Replacement of Trustee.

(a) The Trustee may resign with respect to one or more Series of Notes at any time by giving 30 days’ prior notice of such resignation to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the outstanding Notes of a Series may remove the Trustee with respect to such Series by so notifying the Trustee and the Issuer 30 days prior in writing. The Issuer shall remove the Trustee with respect to all Series of Notes if:

(i) the Trustee is no longer eligible under Section 7.10;

(ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a receiver or public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If, with respect to a Series of Notes, the Trustee resigns or has been removed by the Holders of such Series, Holders of a majority in principal amount of the outstanding Notes of such Series may appoint a successor Trustee with respect to such Series. Otherwise, if the Trustee resigns or is removed (and such Holders do not reasonably promptly appoint a successor Trustee), or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes of the affected Series may remove the successor Trustee to replace it with another successor Trustee appointed by the Issuer.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders of the affected Series, and include in the notice its name and address of its corporate trust office. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.7.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the Notes of the affected Series may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, any Holder of Notes of a Series may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee with respect to the Notes of such Series.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9 Successor Trustee by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall, if such resulting, surviving or transferee Person is otherwise eligible under this Indenture, be the successor Trustee.

(b) In case at the time such successor or successors by merger, conversion or consolidation to shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any applicable predecessor Trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which the Notes provide or this Indenture provides that the certificate of the Trustee shall have.

SECTION 7.10 Eligibility; Disqualification.

(a) There shall at all times be one or more Trustees under this Indenture, each of which (1) is a corporation organized and doing business under the laws of the United States or of any state or of the District of Columbia or a corporation or other person permitted to act as trustee by the SEC, (2) is authorized under such laws to exercise corporate trust powers, and (3) is subject to supervision or examination by federal, state, or District of Columbia authorities.

(b) Each such Trustee shall have at all times a combined capital and surplus of not less than $150,000,000 as set forth in its most recent published annual report of condition.

SECTION 7.11 Multiple Trustees.

(a) Notwithstanding anything to the contrary herein, any successor Trustee may be appointed with respect to one or more Series of Notes; provided, however, that at any one time there shall be only one Trustee with respect to the Notes of a particular Series.

(b) In case of the appointment hereunder of a successor Trustee with respect to all Notes, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Issuer and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Issuer or the successor Trustee, such retiring Trustee shall, upon payment of its reasonable charges, if any, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder; subject, nevertheless, to its lien provided for in Section 7.7.

(c) In case of the appointment hereunder of a successor Trustee with respect to the Notes of one or more (but not all) Series, the Issuer, the retiring Trustee and each successor Trustee with respect to the Notes of one or more Series shall execute and deliver an indenture supplemental hereto wherein each successor Trustee shall accept such appointment and which (1) shall contain such provisions as shall be necessary or desirable to transfer and confirm to, and to vest in, each successor Trustee all the rights, powers, trusts and duties of the retiring Trustee with respect to the Notes of that or those Series to which the appointment of such successor Trustee relates, (2) if the retiring Trustee is not retiring with respect to all Notes, shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of the retiring Trustee with respect to the Notes of that or those Series as to which the retiring Trustee is not retiring shall continue to be vested in the retiring Trustee, and (3) shall add to or change any of the provisions of this Indenture as shall be necessary, to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustees co-trustees of the same trust and that each such Trustee shall be trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any other such Trustee; and upon the execution and delivery of such supplemental indenture the resignation or removal of the retiring Trustee shall become effective to the extent provided therein and each such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee with respect to the Notes of that or those Series to which the appointment of such successor Trustee relates; but, on request of the Issuer or any successor Trustee, such retiring Trustee shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder with respect to the Notes of that or those Series to which the appointment of such successor Trustee relates; subject, nevertheless, to its lien provided for in Section 7.7.

(d) Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in the first or second preceding paragraph, as the case may be. No successor Trustee with respect to any Series of Notes shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible with respect to that series under this Article.

SECTION 7.12 Limitation on Trustee’s Liability.

Except as provided in this Article 7, in accepting the trusts hereby created, the entity acting as Trustee is not acting in its individual capacity and, except as provided in this Article 7, all Persons having any claim against the Trustee by reason of the transactions contemplated by this Indenture or any Note shall look only to the Issuer or a Guarantor for payment or satisfaction thereof.

ARTICLE 8.

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.1 Discharge of Liability On Notes; Defeasance.

(a) When (i) the Issuer delivers to the Trustee all outstanding Notes of a Series that have been authenticated (other than lost, stolen or destroyed Notes of such Series replaced or paid pursuant to the terms of this Indenture and Notes of such Series for which payment money has been deposited in trust and thereafter repaid to the Issuer) for cancellation or (ii) (A) all outstanding Notes of such Series not previously delivered to the Trustee for cancellation have become due and payable by reason of maturity, the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name and at the Issuer’s expense, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such Series not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (B) the Issuer has paid or caused to be paid all sums payable by it under this Indenture with respect to the Notes of such Series; and (C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes of such Series at maturity or the redemption date, as the case may be, then, with respect to such Series of Notes, this Indenture and all of the Issuer’s obligations in respect of the Notes of such Series shall, subject to Section 8.1(c), cease to be of further effect, and the Issuer shall be deemed to have satisfied and discharged this Indenture with respect to the Notes of such Series and all of its obligations in respect of the Notes of such Series. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuer accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Issuer. For the avoidance of doubt, the Issuer will continue to be obligated to pay all other sums due under this Indenture to the Trustee or to Holders of any other Series of Notes.

(b) Subject to Sections 8.1(c) and 8.2, the Issuer at any time may terminate (i) all its obligations under the Notes of a Series and, with respect to such Series, this Indenture (“legal defeasance option”) or (ii) its obligations with respect to such Series under Article 4 (with the exception of Sections 4.1, 4.3, 4.12 and 4.13), the limitations described in clause (4) of paragraphs (a) and (b) under Section 5.1, and the operation of the “cross acceleration provision”, the “bankruptcy provisions” with respect to Significant Subsidiaries and Subsidiary Guarantors and the “judgment default provision” under Section 6.1 (“covenant defeasance option”). The Issuer may exercise its legal defeasance option with respect to a Series of Notes notwithstanding its prior exercise of its covenant defeasance option with respect to such Series. If the Issuer exercises its legal defeasance option with respect to Notes of a Series, payment of the Notes of such Series may not be accelerated because of an Event of Default with respect to such Series. If the Issuer exercises its covenant defeasance option with respect to a Series of Notes, payment of the Notes of such Series may not be accelerated because of an Event of Default with respect to such Series specified in Sections 6.1(a) (3), (4), (5), (6), (7) (with respect to Significant Subsidiaries), (8) or (9) or because of the failure to comply with clause (4) of paragraphs (a) and (b) under Section 5.1. If the Issuer exercises its legal defeasance option or its covenant defeasance option with respect to a Series of Notes, each Subsidiary Guarantor shall be released from all its obligations with respect to its Note Guarantee in respect of such Series. Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding clauses (a) and (b) above with respect to a Series of Notes, the Issuer’s rights and obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.8, 2.9, 2.10, 2.11, 2.12, 7.7, 7.8 and this Article 8 with respect to such Series of Notes shall survive until the Notes of such Series have been paid in full, and, thereafter, the Issuer’s rights and obligations in Sections 7.7 and 8.4 with respect to such Series shall survive. Notwithstanding anything to the contrary in this Article, the Issuer’s exercise of its legal defeasance option or covenant defeasance option with respect to one Series of Notes shall have no affect on the Issuer’s obligations with respect to any other Series of Notes.

SECTION 8.2 Conditions to Defeasance.

(a) The Issuer may exercise its legal defeasance option or its covenant defeasance option with respect to a Series of Notes only if:

(i) the Issuer irrevocably deposits in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations or a combination thereof (sufficient in the opinion of a nationally recognized certified public accounting firm) for the payment of principal and interest on the Notes of such Series to redemption or maturity;

(ii) such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which the Issuer is a party or by which the Issuer is bound (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit and any simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith);

(iii) no Default or Event of Default with respect to such Series of Notes under this Indenture has occurred and is continuing after giving effect to such defeasance or covenant defeasance (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith);

(iv) the Issuer is not an insolvent, unable to pay its debts in full or on the eve of insolvency under applicable law on the date of such deposit;

(v) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that Holders of the Notes of such Series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel shall be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law);

(vi) the Issuer shall have delivered to the Trustee an Opinion of Counsel in the jurisdiction of organization of the Issuer to the effect that Holders of the Notes of such Series will not recognize income, gain or loss for income tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to income tax of such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(vii) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent to such defeasance or defeasance as contemplated by this Article 8 have been complied with.

(b) In connection with any defeasance or covenant defeasance involving a redemption that requires the payment of the Applicable Premium, the amount deposited with the Trustee as provided in Section 8.2(a)(i) in respect of such Applicable Premium shall be sufficient if equal to the Applicable Premium calculated as of the date of deposit, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

SECTION 8.3 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, interest (if any) and Additional Amounts (if any) on the Notes.

SECTION 8.4 Repayment to the Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article which, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

SECTION 8.5 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes of the applicable Series shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Issuer has made any payment of interest on or principal of any Notes of the applicable Series because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENTS

SECTION 9.1 Without Consent of Holders.

(a) The Issuer, the Guarantors and the Trustee may enter into supplemental indentures that amend, waive or supplement the terms of this Indenture, the Notes of any Series or the Subsidiary Guarantees without notice to or consent of any Holder for the following specific purposes:

(1)	to cure any ambiguity, omission, defect or inconsistency in this Indenture;

(2)	to provide for the assumption by a successor entity of the obligations of the Company, the Issuer or any Subsidiary Guarantor under this Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)	to add Guarantees with respect to the Notes of any Series, including any Subsidiary Guarantee, or to secure the Notes of any Series;

(5)	to add to the covenants of the Company, the Issuer or any Subsidiary Guarantor for the benefit of the Holders of the Notes of any Series or to surrender any right or power conferred upon the Company, the Issuer or any Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any Holder of the Notes of any Series in any material respect;

(7)	to comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act;

(8)	to conform the text of this Indenture, the Notes or any Note Guarantee to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or such Note Guarantee;

(9)	to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes except as required to satisfy any applicable requirements of the securities laws, including any exemption from registration thereunder;

(10)	to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof; and

(11)	to provide for the issuance of Additional Notes in accordance with the terms of this Indenture.

(b) After an amendment under this Section 9.1 becomes effective with respect to a Series of Notes, the Issuer shall mail to Holders of Notes of such Series a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.2 With Consent of Holders; Waiver.

(a) The Issuer, the Guarantors and the Trustee may modify and amend any of this Indenture, the Notes of any Series or the Note Guarantees with the written consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes of the affected Series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of not less than a majority in principal amount of the Notes of such Series then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes). However, no modification or amendment may, without the consent of the Holder of each outstanding Note of such Series affected thereby:

(1)	reduce the amount of Notes of such Series whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note of such Series;

(3)	reduce the principal of or change the Stated Maturity of any Note of such Series;

(4)	change the provisions applicable to the redemption of any Note of such Series as provided under Article 3, other than minimum or maximum notice requirements;

(5)	make any Note of such Series payable in money other than that stated in the Note of such Series;

(6)	modify the contractual right of a Holder of Notes of such Series to bring suit for the payment of principal, interest or premium (if any) on the Notes of such Series held by such Holder, on or after the respective due dates, including by modifying Section 6.7 of this Indenture;

(7)	make any change in the amendment or waiver provisions which require each Holder’s consent as described in Sections 9.2(a)(1) through (6) or (8) through (10);

(8)	make any change in the ranking or priority of any Note of such Series or Note Guarantee that would adversely affect the Noteholders of such Series;

(9)	make any change in the provisions of Section 2.13 that adversely affects the rights of any Noteholder of such Series; or

(10)	make any change that would release the Escrowed Property in a manner or at a time other than as described in Section 3.8 that is adverse to the Holders of such Series.

(b) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. For the avoidance of doubt, no amendment to, or deletion of any of the covenants contained in Article 4 (other than 4.1) shall be deemed to impair or affect any rights of holders of the Notes to institute suit for the enforcement of any payment on or with respect to, or to receive payment of principal of, or premium, if any, or interest on, the Notes.

(c) After an amendment under this Section 9.2 becomes effective with respect to a Series of Notes, the Issuer shall mail to Holders of Notes of such Series a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.3 Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives written notice of revocation at the Corporate Trust Office of the Trustee before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of the requisite number of consents, (ii) satisfaction of the conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or Guarantee Agreement) by the Issuer, the Company and the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

SECTION 9.4 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5 Trustee To Sign Amendments, etc.. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.1) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel to the effect that such amendment is authorized or permitted by this Indenture and complies with the provisions hereof and is legally valid and binding against the Issuer, the Company and any Subsidiary Guarantors.

ARTICLE 10.

GUARANTEES

SECTION 10.1 Guarantees.

(a) The Company and each Subsidiary Guarantor hereby jointly and severally irrevocably and unconditionally guarantees to each Holder and to the Trustee and their respective successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, or interest on in respect of the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, to the fullest extent permitted under applicable law, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) To the fullest extent permitted by applicable law, each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations, notice of protest for nonpayment and notice of any default under the Notes or the Guaranteed Obligations. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise, (ii) any extension or renewal of any thereof, (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement, (iv) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations or (vi) any change in the ownership of such Guarantor.

(c) To the fullest extent permitted by applicable law, each Guarantor hereby waives any right to which it may be entitled (i) to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed, (ii) to have the assets of the Issuer first be used and depleted as payment of the Issuer’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder and (iii) to require that the Issuer be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Section 8.1(b), 10.2 and 10.6, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f) Subject to Section 10.6, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees, subject to Section 10.6, that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Issuer to the Holders and the Trustee.

(h) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment or discharge in full of all Guaranteed Obligations other than obligations for fees and expenses. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.1.

(i) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.1.

(j) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 10.2 Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or voidable transaction or similar laws affecting the rights of creditors generally. This Indenture does not apply to any liability to the extent that it would result in this Indenture constituting unlawful financial assistance within the meaning of s. 678 or s. 679 of the Companies Act 2006 of the United Kingdom.

SECTION 10.3 Successors and Assigns. This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.4 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.5 Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.6 Release of Subsidiary Guarantor.

(a) The Note Guarantee of a Subsidiary Guarantor will be automatically released and discharged:

(1)	upon such Subsidiary Guarantor becoming an Excluded Subsidiary to the extent permitted by this Indenture;

(2)	upon the release or discharge of such Subsidiary Guarantor from its guarantee, and of all Liens, if any, granted by such subsidiary in connection with the Revolving Credit Agreement and any other Indebtedness that required such Subsidiary Guarantor to enter into a supplemental indenture to provide a Note Guarantee pursuant to Section 10.7, other than if such Subsidiary Guarantor would otherwise be required to enter into a supplemental indenture to provide a Note Guarantee pursuant to such Section 10.7 immediately upon such release;

(3)	(a) upon any sale, exchange, disposition, issuance or transfer (including by merger, amalgamation, consolidation or otherwise) of:

(i) the Equity Interests of such Subsidiary Guarantor or any holder of Equity Interests of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a subsidiary of the Issuer, or

(ii) all or substantially all the assets of such Subsidiary Guarantor,

in the case of each of clause (i) and (ii), if such sale, exchange, disposition, issuance or transfer does not violate the applicable provisions of this Indenture required to be satisfied in connection therewith at the time thereof;

(4)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with Section 4.12;

(5)	immediately prior to or upon the dissolution of such Subsidiary Guarantor if such dissolution does not violate the terms of this Indenture; or

(6)	upon the Issuer’s exercise of its legal defeasance option or its covenant defeasance option under Article 8 or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms hereof, in each case if in connection therewith the Issuer provides an Officer’s Certificate and an Opinion of Counsel to the Trustee each stating that all conditions provided in this Indenture relating to such transaction or release have been complied with.

(b) A Guarantor may consolidate with, merge with or into, or liquidate or dissolve into, or transfer all or substantially all its assets to, any other Person to the extent set forth in Article 5, and upon completion of such a transaction in compliance with such Article 5, the Note Guarantee of such Guarantor will be automatically released and discharged. In addition, the Equity Interests of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent set forth in Section 4.7, and upon delivery by the Issuer of an Officer’s Certificate to the Trustee to the effect that such a transaction will comply with such Section 4.7, the Note Guarantee of such Subsidiary Guarantor (if no longer a Restricted Subsidiary) will be automatically released and discharged.

SECTION 10.7 Execution of Guarantee Agreement for Future Subsidiary Guarantors. From and including the Distribution Date, the Company and the Issuer will cause each subsidiary of the Company that is a Restricted Subsidiary and not a Subsidiary Guarantor that (i) becomes a borrower or guarantor under the Revolving Credit Agreement or (ii) that Guarantees on the Distribution Date or at any time thereafter, any other Indebtedness of the Company, the Issuer or any Subsidiary Guarantor under Credit Facilities that exceeds $100 million in aggregate principal amount, to execute and deliver to the Trustee within thirty days a Guarantee Agreement; provided, however, that, a Restricted Subsidiary shall not be required to Guarantee the Notes if such Restricted Subsidiary is an Excluded Subsidiary. Notwithstanding the foregoing, the failure by any Non-U.S. Subsidiary Guarantor to execute and deliver a Guarantee Agreement on the Distribution Date in accordance with Section 3.8(c)(3) will not constitute a breach of this Section 10.7; provided that any such Non-U.S. Subsidiary Guarantor executes and delivers a Guarantee Agreement to provide a Note Guarantee within 90 days of the Distribution Date.

SECTION 10.8 Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

SECTION 10.9 Contribution. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE 11.

MISCELLANEOUS

SECTION 11.1 [Reserved].

SECTION 11.2 Notices. Any notice or communication shall be in writing and delivered in person or mailed by first class mail addressed as follows:

if to the Company, Issuer or any Subsidiary Guarantor:

Alcoa Corporation

390 Park Avenue

New York, New York 10022-4708

Attention: Vice President and Treasurer

Fax: 212-836-2807

with copies to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Craig B. Brod; Sung K. Kang

Facsimile: 212-225-3999

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

500 Ross Street

Pittsburgh, PA 15262

Attention: Corporate Trust

Facsimile: 412-234-8377

The Issuer, any Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Register and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Where this Indenture provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

If the Issuer sends a notice or communication to the Holders, it shall mail a copy to the Trustee at the same time.

SECTION 11.3 Trustee Instructions. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given by the Issuer pursuant to this Indenture and delivered using unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including pdf files) (“Electronic Means”); provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (each, an “Authorized Officer”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that Instructions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the issuers and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the issuers. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such Instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (a) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; and (b) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

SECTION 11.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture (except for authentication of the Notes by the Trustee on the Issue Date, which shall not require an Opinion of Counsel), the Issuer shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.5) to the effect that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.5) to the effect that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 11.5 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a) a statement to the effect that the individual making such certificate or opinion has read such covenant or condition and the related definitions;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement to the effect that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.6 When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.7 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Trustee, the Registrar or the Paying Agent may make reasonable rules for their functions.

SECTION 11.8 Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

SECTION 11.9 Governing Law. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.10 No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Issuer or any Guarantor, or of any stockholder of the Issuer or any Guarantor, shall not have any liability for any obligations of the Issuer or any Guarantor, either directly or through the Issuer or any Guarantor, as the case may be, under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation whether by virtue of any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. By accepting a Note, each Holder shall waive and release all and all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 11.11 Successors. All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of all the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes other than the Trustee’s signature on the certificate of authentication on each Note.

SECTION 11.13 Table of Contents; Headings. The table of contents, cross reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.14 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO, EACH SUBSIDIARY GUARANTOR AND EACH HOLDER OF SECURITIES BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 11.15 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.16 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Trustee will ask for documentation to verify its formation and existence as a legal entity. The Trustee may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Issuer, the Company and any Subsidiary Guarantors agree to provide all such information and documentation as to themselves as requested by the Trustee to ensure compliance with federal law.

SECTION 11.17 Submission to Jurisdiction. Each of the Issuer and each Subsidiary Guarantor not organized in the United States hereby appoints the Company as its agent for service of process in any suit, action or proceeding with respect to this Indenture, the Notes and the Note Guarantees and for actions brought under the U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the County and City of New York. The Company hereby acknowledges and accepts its appointment by the Issuer and each Subsidiary Guarantor not organized in the United States. Such service may be made by mailing or delivering a copy of such process to the Issuer or such Subsidiary Guarantor not organized in the United States in care of the Company at its address as specified in Section 11.2 of this Indenture (or such other address as provided in a written notice to the Trustee). The Company, the Issuer and each Subsidiary Guarantor irrevocably and unconditionally submit to the exclusive jurisdiction of the U.S. federal or state courts sitting in the Borough of Manhattan in the County and City of New York over any suit, action or proceeding arising out of or relating to this Indenture, the Notes or the Note Guarantees and for actions brought under the U.S. federal or state securities laws. Service of any process on the Company in any such action (and written notice of such service to the Issuer) shall be effective service of process against the Issuer or any Guarantor with respect to any such suit, action or proceeding. The Company, the Issuer and each Subsidiary Guarantor irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company, the Issuer and each Subsidiary Guarantor and may be enforced in any other courts to whose jurisdiction the Issuer is or may be subject, by suit upon judgment. The Company, the Issuer and each Subsidiary Guarantor further agrees that nothing herein shall affect any Holder’s right to effect service of process in any other manner permitted by law or bring a suit action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law.

SECTION 11.18 Waiver of Immunity. To the extent that each of the Issuer and the Guarantors, or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to each of the Issuer and the Guarantors, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any New York state or U.S. federal court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any such court in which proceedings may at any time be commenced, with respect to the obligations and liabilities of each of the Issuer and the Guarantors or any other matter under or arising out of or in connection with this Indenture, each of the Issuer and the Guarantors hereby irrevocably and unconditionally waives or will waive such right to the extent permitted by applicable law, and agrees not to plead or claim, any such immunity and consent to such relief and enforcement.

SECTION 11.19 Conversion of Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under this Indenture to the Holder from U.S. dollars to another currency, the Issuer and each Guarantor agree, and each Holder by holding such Note will be deemed to have agreed, to the fullest extent that the Issuer, each Guarantor and they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures such Holder could purchase U.S. dollars with such other currency in New York City, New York on the Business Day preceding the day on which final judgment is given.

The Issuer’s and Guarantors’ obligations to any Holder will, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by such Holder or the Trustee, as the case may be, of any amount in such Judgment Currency, such Holder may in accordance with normal banking procedures purchase U.S. dollars with the Judgment Currency. If the amount of the U.S. dollars so purchased is less than the amount originally to be paid to such Holder or the Trustee in the Judgment Currency (as determined in the manner set forth in the preceding paragraph), as the case may be, each of the Issuer and the Guarantors, jointly and severally, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Holder and the Trustee, as the case may be, against any such loss. If the amount of the U.S. dollars so purchased is more than the amount originally to be paid to such Holder or the Trustee, as the case may be, such Holder or the Trustee, as the case may be, will pay the Issuer and the Guarantors, such excess; provided that such Holder or the Trustee, as the case may be, shall not have any obligation to pay any such excess as long as a Default under the Notes or this Indenture has occurred and is continuing or if the Issuer or the Guarantors shall have failed to pay any Holder or the Trustee any amounts then due and payable under such Note or this Indenture, in which case such excess may be applied by such Holder or the Trustee to such Obligations.

SECTION 11.20 FATCA. The Paying Agent shall be entitled to deduct or withhold from payments under this Indenture to the extent necessary to comply with an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to FATCA. To the extent permitted under applicable privacy law and if expressly authorized by any agreement between the Issuer and such holder or beneficial owner or by the terms of any tax certification, the Issuer hereby covenants with the Trustee that it will use commercially reasonable efforts to provide the Trustee with any relevant tax certification in the possession of the Issuer or other information identified by the Issuer in its sole discretion as relevant for FATCA withholding tax purposes that may be useful to assist the Trustee to determine whether or not the Trustee is obliged, in respect of any payments to be made by it pursuant to this Indenture, to make any withholding or deduction pursuant to FATCA.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ALCOA NEDERLAND HOLDING B.V.

By	/s/ Renato Bacchi
	Name:	Renato Bacchi
	Title:	Managing Director

ALCOA UPSTREAM CORPORATION

By	/s/ Renato Bacchi
	Name:	Renato Bacchi
	Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By	/s/ Teresa Petta
	Name:	Teresa Petta
	Title:	Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT (AS DEFINED BELOW)) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (F) PURSUANT TO AN EFFECTIVE

REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

[FOR REGULATION S NOTES:] BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

[Temporary Regulation S Global Notes Legend]

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER SECURITY REPRESENTING AN INTEREST IN THE SECURITIES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(B)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE ISSUER, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY STATE THEREOF. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS SECURITY OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE. AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL SECURITY ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE SECURITIES IN COMPLIANCE WITH RULE 144A AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL SECURITY FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED (A) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) TO A PERSON WHO IS PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. BENEFICIAL INTERESTS IN A RULE 144A GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

No.	$

[6.75][7.00]% Senior Note due [2024][2026]

CUSIP No. [            ]1

ISIN No. [            ]

ALCOA NEDERLAND HOLDING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, promises to pay to [                ], or registered assigns, the principal sum of [        ] Dollars (as such sum may be increased or decreased as reflected on the Schedule of Increases and Decreases in Global Note attached hereto) on September 30, [2024][2026].

Interest Payment Dates: March 31 and September 30.

Record Dates: March 15 and September 15.

Additional provisions of this Note are set forth on the other side of this Note.

[1]	2024: 144A CUSIP/ISIN: 013822 AA9 / US013822AA98

REG S CUSIP/ISIN: N02175 AA0 / USN02175AA01

2026: 144A CUSIP/ISIN: 013822 AB7 / US013822AB71

REG S CUSIP/ISIN: N02175 AB8 / USN02175AB83

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

ALCOA NEDERLAND HOLDING B.V.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

[6.75][7.00]% Senior Note due [2024][2026] (the “Notes”)

1. Interest

ALCOA NEDERLAND HOLDING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semiannually on March 31 and September 30 of each year. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from September 27, 2016 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 15 or September 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Cash payments of principal of, premium, if any, and interest on the Notes are payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, cash payment of interest may be made by check mailed to the Holders at their respective addresses or transmitted by wire in accordance with wiring instructions set forth in the register of Holders; provided, that (1) all cash payments of principal, premium, if any, and interest with respect to Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (2) all cash payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may agree). Until otherwise designated by the Issuer, the Issuer’s office or agency is the office of the Trustee maintained for such purpose. If a payment date falls on a day that is not a Business Day, payment will be made on the next succeeding Business Day and no interest shall accrue for the intervening period.

3. Paying Agent and Registrar

Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any of its wholly owned subsidiaries organized under the laws of the United States or any state thereof may act as Paying Agent (prior to an Event of Default), Registrar, co-registrar or transfer agent.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of September 27, 2016 (the “Indenture”), among the Issuer, Alcoa Upstream Corporation (the “Company”), a Delaware corporation, and the Trustee. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture and Holders are referred to the Indenture for a statement of such terms and provisions.

The Notes are senior unsecured obligations of the Issuer. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.15 of the Indenture. The Original Notes of a Series and any Additional Notes of such Series shall be treated as a single class for all purposes of the Indenture. The Indenture imposes certain limitations on the ability of the Company, the Issuer and certain of their subsidiaries to, among other things, incur, assume or guarantee debt or issue certain disqualified equity interests and preferred shares; pay dividends on or make other distributions in respect of capital stock and make other restricted payments and investments; sell or transfer certain assets; create liens on assets to secure debt; enter into certain transactions with affiliates; and restrict dividends and other payments. The Indenture also imposes limitations on the ability of the Company, the Issuer and the Subsidiary Guarantors to consolidate, amalgamate or merge with or into any other Person or convey, transfer or lease all or substantially all their property.

To guarantee the due and punctual payment of the principal of, and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Company has unconditionally guaranteed the Guaranteed Obligations on a senior unsecured basis pursuant to the terms of the Indenture. Certain other subsidiaries of the Company are required to guarantee the Guaranteed Obligations on or after the Distribution Date, subject to the limitations set forth in the Indenture.

5. Optional Redemption

Except as set forth in this Section 5, the Issuer shall not be entitled to redeem the Notes at its option. For the avoidance of doubt, the Issuer shall be required to redeem the Notes to the extent set forth in Section 6.

(a) Prior to September 30, [2019][2021], the Issuer will be entitled at its option to redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On and after September 30, [2019][2021], the Issuer will be entitled at its option to redeem on one or more occasions all or a portion of the Notes at the redemption prices set forth below (expressed in percentages of principal amount on the redemption date), plus, accrued interest to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 30 of the years set forth below:

[2019	105.063%
2020	103.375%
2021	101.688%
2022 and thereafter	100.000%]

[2021	103.500%
2022	102.333%
2023	101.167%
2024 and thereafter	100.000%]

(b) In addition, any time prior to September 30, 2019, the Issuer will be entitled at its option on one or more occasions to redeem the Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes originally issued at a redemption price (expressed as a percentage of principal amount) of [106.75][107.00]% plus accrued and unpaid interest to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if the principal and premium for such redemption is paid with the net cash proceeds from one or more Qualified Equity Offerings; provided, however, that

(1)	at least 60% of the original aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 180 days after the date of the related Qualified Equity Offering.

(c) The Issuer is also entitled to redeem the Notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof on the date of redemption, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Issuer, the Company or any Subsidiary Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of:

(1)	a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Relevant Taxing Jurisdiction (or any political subdivision or taxing authority thereof or therein); or

(2)	any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

which change or amendment is announced or becomes effective on or after the Issue Date (or, if the Relevant Taxing Jurisdiction has changed since the Issue Date, the date on which such jurisdiction became a Relevant Taxing Jurisdiction) and it cannot avoid such obligation by taking reasonable measures available to it.

Before the Issuer publishes or mails notice of redemption of the Notes as described above in this Section 5(c), it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Issuer will also deliver an opinion of independent legal counsel of recognized standing stating that it would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in the Indenture, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described in the Indenture) to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof on the redemption date plus accrued and unpaid interest (if any) to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(e) Any redemption of the Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of a Qualified Equity Offering, refinancing transaction or other corporate transaction. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed. If any condition precedent has not been satisfied, the Issuer will provide written notice to the Trustee prior to the close of business on the Business Day prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur or, if specified in such notice, the date of such redemption shall be extended to the specified date, which shall not be later than the latest date upon which such redemption is permitted to occur under this Section 5. Upon receipt, the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

6. Special Mandatory Redemption

If (i) the Escrow Agent and the Trustee have not received an Officer’s Certificate and release notice on or prior to 11:59 p.m. Eastern Standard Time on April 3, 2017 (the “Outside Date”) certifying that, substantially concurrently with the Release (as defined below), the Escrow Release Conditions (as defined below) will be satisfied, or (ii) the Company shall have notified the Escrow Agent and the Trustee in writing in the form of an Officer’s Certificate stating that (x) Parent has abandoned the separation and distribution or (y) that the Escrow Release Conditions will not be satisfied (each of the events described in the foregoing clauses (i) and (ii), a “Special Mandatory Redemption Event”), then the Issuer will, on the Special Mandatory Redemption Date, redeem the Notes (the “Special Mandatory Redemption”) at a redemption price (the “Special Mandatory Redemption Price”) equal to (a) 100% of the principal amount of the Notes if the Special Mandatory Redemption Event occurs on or before December 31, 2016 or (b) 101% of the principal amount of the Notes otherwise, in each case, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date). “Special Mandatory Redemption Date” means the date that is five Business Days after the Special Mandatory Redemption Notice Date. “Escrowed Property” means an amount of cash equal to the net proceeds of the offering of the Notes sold on the Issue Date, plus an additional amount in cash sufficient to make all interest payments due and payable on the Notes to but not including the latest possible Special Mandatory Redemption Date and to pay the maximum possible Special Mandatory Redemption Price, together with any other property from time to time held by the Escrow Agent for the benefit of the Holders of the Notes.

Notice of the Special Mandatory Redemption will be mailed by first-class mail (or otherwise delivered in accordance with the applicable procedures of DTC) by the Issuer no later than three Business Days following a Special Mandatory Redemption Event to each Holder of Notes at its registered address and the Trustee and the Escrow Agent (such date of mailing, the “Special Mandatory Redemption Notice Date”).

The Escrowed Property will be released to or at the direction of the Issuer (the “Release”) only upon receipt prior to the Outside Date by the Trustee and the Escrow Agent of an Officer’s Certificate (in form and substance required pursuant to the terms of the Escrow Agreements) to the effect that (collectively, the “Escrow Release Conditions”):

(1)	substantially concurrently with the Release, the separation and distribution will be consummated, in each case in all material respects consistent with the information set forth in the Offering Memorandum, other than modifications that are not material and adverse to the rights of holders of the Notes (as conclusively determined by the Board of Directors of the Company);

(2)	immediately before the Release, each of the Company and the Issuer is a wholly owned subsidiary of the Parent, and immediately after the Release, the Issuer will be a wholly owned subsidiary of the Company;

(3)	each Initial Subsidiary Guarantor has executed and delivered to the Trustee a supplemental indenture to the Indenture to provide a Note Guarantee and such Note Guarantees will be effective and enforceable under the Indenture on the Distribution Date, except as otherwise disclosed in the Offering Memorandum (other than any Non-U.S. Subsidiary Guarantor that cannot Guarantee the Notes on the Distribution Date due to the requisite corporate or governmental approvals under the applicable laws of the jurisdiction of incorporation of such Non-U.S. Subsidiary Guarantor for such Note Guarantee not having been received, which such Non-U.S. Subsidiary Guarantors shall execute and deliver to the Trustee supplemental indentures to provide Note Guarantees within 90 days after the Distribution Date); and

(4)	at the time of the Release, on a pro forma basis after giving effect to the separation and distribution and the Release, no Default or Event of Default has occurred and is continuing under the Indenture.

7. Sinking Fund

The Notes are not subject to any sinking fund.

8. Notice of Redemption

Notice of any redemption pursuant to Section 5 above shall be mailed by first-class mail (or otherwise delivered in accordance with the Applicable Procedures) at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address, except that redemption notices may be mailed (or otherwise delivered in accordance with the Applicable Procedures) more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notice of any redemption pursuant to Section 6 above shall be delivered as specified in such Section. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture. Notes in denominations of $200,000 or less may be redeemed in whole but not in part.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. With respect to registered Notes issued in global form, the principal amount of such Note or Notes will be adjusted in accordance with the Applicable Procedures. Notes held in certificated form must be surrendered to the Paying Agent in order to collect the redemption price. Unless the Issuer defaults in the payment of the redemption price, on and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

9. Repurchase of Notes at the Option of Holders upon Change of Control Triggering Event and Asset Dispositions

In accordance with Section 4.11 of the Indenture, the Issuer shall be required to offer to purchase Notes upon the occurrence of a Change of Control Repurchase Event. Any Holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuer to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.7(e) of the Indenture, the Issuer shall be required to offer to purchase Notes upon the occurrence of certain events. Subject to certain conditions specified in the Indenture, the Issuer shall be required to make an offer to all Holders to repurchase Notes in accordance with Section 4.7(e) of the Indenture at a purchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase using certain excess proceeds received from certain asset dispositions (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

10. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $200,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Issuer need not transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer, need not issue, register the transfer of or exchange any Note during the period of 15 days before the mailing of a notice of redemption of Notes to be redeemed and need not register the transfer or exchange of any Note during the period of 15 days prior to an interest payment date.

11. Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal, interest, or Applicable Premium (if any) remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money to the Issuer upon its written request unless an applicable abandoned property law designates another Person. After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

12. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, and interest on, the Notes to redemption or maturity, as the case may be.

13. Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	change the provisions applicable to the redemption of any Note other than minimum or maximum notice requirements;

(5)	make any Note payable in money other than that stated in the Note;

(6)	modify the contractual right of a holder to bring suit for the payment of principal, interest or premium (if any) on the Notes held by such holder, on or after the respective due dates;

(7)	make any change in the amendment or waiver provisions which require each holder’s consent as described in clauses (1) through (6) or (8) through (10) of this sentence;

(8)	make any change in the ranking or priority of any Note or Note Guarantee that would adversely affect the Noteholders;

(9)	make any change in Section 2.13 of the Indenture regarding “Additional Amounts” that adversely affects the rights of any Noteholder; or

(10)	make any change that would release the Escrowed Property in a manner or at a time other than as described under “Special Mandatory Redemption” above that is adverse to the Holders.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Issuer and the Subsidiary Guarantors and the Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor entity of the obligations of the Company, the Issuer or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)	to add Guarantees with respect to the Notes, including any Subsidiary Guarantee, or to secure the Notes;

(5)	to add to the covenants of the Company, the Issuer or any Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, the Issuer or any Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any holder of the Notes in any material respect;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)	to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or such Subsidiary Guarantee;

(9)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes except as required to satisfy any applicable requirements of the securities laws, including any exemption from registration thereunder;

(10)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof; and

(11)	to provide for the issuance of Additional Notes in accordance with the terms of the Indenture.

14. Defaults and Remedies

Under the Indenture, each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company, the Issuer or any Subsidiary Guarantor to comply with its obligations Section 5.1 of the Indenture regarding certain mergers and consolidations;

(4)	the failure by the Company, the Issuer or any Subsidiary Guarantor to comply for 60 days after notice with any of its obligations, covenants or other agreements under the Indenture or the Notes (other than a default referred to in clause (1), (2) or (3) above);

(5)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company, the Issuer or any Restricted Subsidiary (or the payment of which is Guaranteed by the Company, the Issuer or any Restricted Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A)	is caused by a failure to pay principal on such Indebtedness at its Stated Maturity (after giving effect to any applicable grace period provided in such Indebtedness) (“payment default”); or

(B)	results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated and remains unpaid, aggregates $100 million or more (or its foreign currency equivalent);

(6)	failure by the Company, the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100 million (or its foreign currency equivalent) (net of any amounts covered by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 90 days or more after such judgment becomes final and non-appealable (the “judgment default provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Company, the Issuer or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8)	the failure by the Company or the Issuer to comply with, or the breach of, any material provision of the Escrow Agreements prior to the Distribution Date; or

(9)

the Note Guarantee of the Company, or any Note Guarantee of a Significant Subsidiary (other than a Norwegian Guarantor (as defined in the Offering Memorandum)) or any group of Subsidiary Guarantors (other than any Norwegian Guarantor (as defined in the Offering Memorandum)) that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a final and non-appealable judicial proceeding or a responsible officer of the Company or any Subsidiary Guarantor that is a Significant Subsidiary or the responsible officers of any group of Subsidiary Guarantors that, taken together (as of the date of the latest consolidated financial statements of the Company made available to the Holders), would constitute a Significant Subsidiary, denies or disaffirms in writing its obligations under the Indenture or its Note Guarantee, other than by reason of the termination of the Indenture or release of any such Note Guarantee in accordance with the Indenture.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the Notes then outstanding notify the Company and the Issuer of the default and the Company and the Issuer do not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or the Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the Notes then outstanding may rescind any such acceleration with respect to the Notes and its consequences.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders of the Notes.

15. Trustee Dealings with the Issuer

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee, subject to certain restrictions specified in the Indenture.

16. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Issuer or any Guarantor, or of any stockholder of the Issuer or any Guarantor, shall not have any liability for any obligations of the Issuer or any Guarantor, either directly or through the Issuer or any Guarantor, as the case may be, under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation whether by virtue of any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. By accepting a Note, each Holder shall waive and release all and all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Indenture provides that the Issuer, the Trustee, and each Holder by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or any transaction contemplated thereby.

20. CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to $         principal amount of Notes held in (check applicable space)                     book-entry or                      definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or subsidiary thereof; or

(2)	☐	under a registration statement that has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”); or

(3)	☐	for so long as the Notes are eligible for resale under Rule 144A, to a person seller reasonably believes is a qualified institutional buyer that is purchasing for its own account or the account of another qualified buyer that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A; or

(4)	☐	through offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act; or

(5)	☐	under any other available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature of Signature Guarantee

Date:

Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer and the Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

Name:
Title:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[        ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to [[Section 4.7] (Asset Disposition Offer)][[Section 4.11] (Change of Control Repurchase Event)] of the Indenture, check the box:

☐	Asset Disposition Offer

☐	Change of Control Repurchase Event

If you want to elect to have only part of this Note purchased by the Issuer pursuant to [[Section 4.7][Section 4.11] of the Indenture], state the amount ($200,000 or a whole multiple of $1,000 in excess thereof):

$

Date:

Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE]2

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                    ], among [GUARANTOR] (the “New Guarantor”), a subsidiary of ALCOA UPSTREAM CORPORATION (or its successor), a corporation organized under the laws of Delaware (the “Company”), the Company, ALCOA NEDERLAND HOLDING B.V (the “Issuer”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as the Trustee, (the “Trustee”) under the indenture referred to below.

W I T N E S S E T H :

WHEREAS the Issuer and the Company have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of September 27, 2016, providing for the issuance of 6.75% Senior Unsecured Notes due 2024 and 7.00% Senior Unsecured Notes due 2026 (collectively, the “Notes”);

WHEREAS the Indenture provides that under certain circumstances the Company and the Issuer are required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and under the Indenture; and

WHEREAS pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer, the Company and the New Guarantor are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[2]	Note: This Supplemental Indenture may be modified in accordance with the definition of “Guarantee Agreement”.

B-1

5. Waiver of Jury Trial. EACH OF THE NEW GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6. Trustee Makes No Representation. The Trustee makes any representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.1

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR],

By:
Name:
Title:

ALCOA NEDERLAND HOLDING B.V.

By
Name:
Title:

ALCOA UPSTREAM CORPORATION

By
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By
Name:
Title:

B-3